Filed pursuant to Rule 424(b)(3)
Registration No. 333-253138

PROSPECTUS

MICROSOFT CORPORATION

Offers to exchange Existing Notes (as defined below) and a cash payment (as described below) for up to $6,250,000,000 in Aggregate Principal Amount of New 2052 Notes (as defined below) and up to $2,000,000,000 in Aggregate Principal Amount of New 2062 Notes (as defined below) and cash payment (as described below), as applicable.

The Exchange Offers (as defined below) with respect to the Existing Notes will expire at 11:59 p.m., New York City time, on March 15, 2021, unless extended or earlier terminated by us (such date and time, as the same may be extended or earlier terminated, the “Expiration Time”). In order to be eligible to receive the Early Exchange Premium (as defined below), holders of Existing Notes must validly tender their Existing Notes at or prior to 5:00 p.m., New York City time, on March 1, 2021 (such date and time, the “Early Exchange Time”). Tenders of Existing Notes may be validly withdrawn at any time at or prior to 11:59 p.m., New York City time, on March 15, 2021, unless extended by us, but will thereafter be irrevocable except in the limited circumstances where additional withdrawal rights are required by law.

Upon the terms and subject to the conditions set forth in this prospectus, Microsoft Corporation, a Washington corporation (“Microsoft” or the “Company”), is offering to exchange (the “Pool 1 Offer”) the fourteen series of notes described in the below table (collectively, the “Pool 1 Notes”) for up to $6,250,000,000 aggregate principal amount (the “New 2052 Notes Issue Cap”) of a new series of Microsoft’s 2.921% notes to be due March 17, 2052 (the “New 2052 Notes”) and a cash payment, as provided herein. The aggregate principal amount of Pool 1 Notes of each series that are accepted for exchange will be based on the order of acceptance priority for such series as set forth in the table below, subject to the New 2052 Notes Issue Cap. See Annex B to this prospectus for the final pricing terms with respect to the Pool 1 Offer.

CUSIP Number	Title of Security	Principal Amount Outstanding (MM)	Acceptance Priority Level	Reference UST Security(1)	Bloomberg Reference Page	Fixed Spread (basis points)	Cash Payment Percent of Premium(2)	Early Exchange Premium(3)(4)
Pool 1 Notes
594918AX2	4.875% Notes due 2043	$174.572	1	30-year	FIT 1	45	100%	$30
594918BL7	4.450% Notes due 2045	$1,288.337	2	30-year	FIT 1	50	100%	$30
594918CA0	4.250% Notes due 2047	$1,584.630	3	30-year	FIT 1	55	100%	$30
594918AM6	5.300% Notes due 2041	$770.339	4	30-year	FIT 1	30	100%	$30
594918AD6	5.200% Notes due 2039	$558.545	5	30-year	FIT 1	20	100%	$30
594918AJ3	4.500% Notes due 2040	$571.171	6	30-year	FIT 1	25	100%	$30
594918BT0	3.700% Notes due 2046	$4,500.000	7	30-year	FIT 1	52	100%	$30
594918AU8	3.750% Notes due 2043	$244.015	8	30-year	FIT 1	45	100%	$30

CUSIP Number	Title of Security	Principal Amount Outstanding (MM)	Acceptance Priority Level	Reference UST Security(1)	Bloomberg Reference Page	Fixed Spread (basis points)	Cash Payment Percent of Premium(2)	Early Exchange Premium(3)(4)
594918BD5	3.750% Notes due 2045	$640.567	9	30-year	FIT 1	45	100%	$30
594918AR5	3.500% Notes due 2042	$900.000	10	30-year	FIT 1	35	100%	$30
594918BZ6	4.100% Notes due 2037	$1,916.467	11	30-year	FIT 1	5	100%	$30
594918BK9	4.200% Notes due 2035	$1,000.000	12	30-year	FIT 1	(10)	100%	$30
594918BS2	3.450% Notes due 2036	$2,250.000	13	30-year	FIT 1	(7)	100%	$30
594918BC7	3.500% Notes due 2035	$1,500.000	14	30-year	FIT 1	(15)	100%	$30

(1)	The “30-year Reference UST Security” refers to the 1.625% U.S. Treasury Notes due November 15, 2050.
(2)

The “Cash Payment Percent of Premium” is the percent (as set forth with respect to each series of Pool 1 Notes in the table above) of the amount by which the Total Exchange Consideration (as defined below and calculated at the Pricing Time (as defined below) and in accordance with the formula set forth in Annex A to this prospectus) exceeds $1,000 per $1,000 principal amount of such Pool 1 Notes.

(3)	Per $1,000 principal amount of Pool 1 Notes.
(4)

Holders who validly tender Pool 1 Notes after the Early Exchange Time but on or before the Expiration Time will not be eligible to receive the “Early Exchange Premium” of $30 principal amount of New 2052 Notes for each $1,000 principal amount of Pool 1 Notes validly tendered and not validly withdrawn. For the avoidance of doubt, the $30 per $1,000 Early Exchange Premium is included within the Total Exchange Consideration, as calculated using the Fixed Spread over the 30-year Reference UST Security as described herein, and is not in addition to the Total Exchange Consideration.

Upon the terms and subject to the conditions set forth in this prospectus, the Company is also offering to exchange (the “Pool 2 Offer” and, together with the Pool 1 Offer, the “Exchange Offers”) the four series of notes described in the below table (collectively, the “Pool 2 Notes” and, together with the Pool 1 Notes, the “Existing Notes”) for up to $2,000,000,000 (increased from $1,250,000,000) aggregate principal amount (the “New 2062 Notes Issue Cap” and, together with the New 2052 Notes Issue Cap, the “New Issue Cap”) of a new series of Microsoft’s 3.041% notes to be due March 17, 2062 (the “New 2062 Notes” and, together with the New 2052 Notes, the “New Notes”) and a cash payment, as provided herein. The aggregate principal amount of Pool 2 Notes of each series that are accepted for exchange will be based on the order of acceptance priority for such series as set forth in the below table, subject to the New 2062 Notes Issue Cap. See Annex B to this prospectus for the final pricing terms with respect to the Pool 2 Offer.

CUSIP Number	Title of Security	Principal Amount Outstanding (MM)	Acceptance Priority Level	Reference UST Security(1)	Bloomberg Reference Page	Fixed Spread (basis points)	Cash Payment Percent of Premium(2)	Early Exchange Premium(3)(4)
Pool 2 Notes
594918BU7	3.950% Notes due 2056	$1,954.510	1	30-year	FIT 1	67	100%	$30
594918BM5	4.750% Notes due 2055	$326.735	2	30-year	FIT 1	67	96%	$30
594918CB8	4.500% Notes due 2057	$883.777	3	30-year	FIT 1	67	100%	$30
594918BE3	4.000% Notes due 2055	$793.850	4	30-year	FIT 1	67	100%	$30

(1)	The “30-year Reference UST Security” refers to the 1.625% U.S. Treasury Notes due November 15, 2050.
(2)

The “Cash Payment Percent of Premium” is the percent (as set forth with respect to each series of Pool 2 Notes in the table above) of the amount by which the Total Exchange Consideration (calculated at the Pricing Time and in accordance with the formula set forth in Annex A to this prospectus) exceeds $1,000 per $1,000 principal amount of such Pool 2 Notes. The percentages for the 3.950% Notes due 2056, the 4.750% Notes due 2055, the 4.500% Notes due 2057 and the 4.000% Notes due 2055 have been increased to the percentages included in the table above from the previously stated percentages for such series of notes.

(3)	Per $1,000 principal amount of Pool 2 Notes.
(4)

Holders who validly tender Pool 2 Notes after the Early Exchange Time but on or before the Expiration Time will not be eligible to receive the “Early Exchange Premium” of $30 principal amount of New 2062 Notes for each $1,000 principal amount of Pool 2 Notes validly tendered and not validly withdrawn. For the avoidance of doubt, the $30 per $1,000 Early Exchange Premium is included within the Total Exchange Consideration, as calculated using the Fixed Spread over the 30-year Reference UST Security as described herein, and is not in addition to the Total Exchange Consideration.

Set forth below is a table summarizing the terms of the New Notes offered in the Exchange Offers:

Title of Series	Maturity Date	Aggregate Principal Amount of Existing Notes Accepted for Tender (MM)	Benchmark Security	Spread to Benchmark Security	Redemption at Option of the Company
New 2052 Notes (2.921% Notes due 2052)	March 17, 2052	An amount of Pool 1 Notes such that the aggregate principal amount of New 2052 Notes issued does not exceed $6,250.0.	1.625% U.S. Treasury Notes due November 15, 2050	+70 bps	The New 2052 Notes may be redeemed in accordance with the Optional Redemption provisions set forth in this prospectus. See “Description of the New Notes—Optional Redemption.”

New 2062 Notes (3.041% Notes due 2062)	March 17, 2062	An amount of Pool 2 Notes such that the aggregate principal amount of New 2062 Notes issued does not exceed $2,000.0.	1.625% U.S. Treasury Notes due November 15, 2050	+82 bps	The New 2062 Notes may be redeemed in accordance with the Optional Redemption provisions set forth in this prospectus. See “Description of the New Notes—Optional Redemption.”

The Exchange Offers will expire at 11:59 p.m., New York City time, on March 15, 2021, unless extended by us (such date and time, as they may be extended, the “Expiration Time”). To be eligible to receive the Early Exchange Premium, holders must validly tender their Existing Notes at or prior to 5:00 p.m., New York City time, on March 1, 2021 (such date and time, the “Early Exchange Time”). Tenders of Existing Notes in the Exchange Offers may be validly withdrawn at any time at or prior to the Expiration Time, but will thereafter be irrevocable, except in certain limited circumstances where additional withdrawal rights are required by law.

The consummation of each Exchange Offer is subject to, and conditional upon, the satisfaction or, where permitted, the waiver of the conditions discussed under “Description of the Exchange Offers—Conditions to the Exchange Offers,” including, among other things, the registration statement on Form S-4 of which this prospectus forms a part having been declared effective by the Securities and Exchange Commission (the “SEC”) on or prior to the Expiration Time and remaining effective on the Settlement Date (as defined in this prospectus). We may, at our option waive any such conditions at or by the Expiration Time, except the condition that the registration statement of which this prospectus forms a part has been declared effective by the SEC on or prior to the Expiration Time and remains effective on the Settlement Date. For information about other conditions to our obligations to complete the Exchange Offers, see “Description of the Exchange Offers—Conditions to the Exchange Offers.”

For a discussion of factors you should consider in determining whether to tender your Existing Notes in connection with the Exchange Offers, see the information under “Risk Factors” beginning on page 13 of this prospectus and in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus.

None of Microsoft, the Dealer Managers, the Exchange Agent and Information Agent (each as defined in this prospectus) for the Exchange Offers, or the trustee under the Indenture (as defined in this prospectus), or any other person makes any recommendation as to whether you should exchange your Existing Notes in the Exchange Offers.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The Joint Lead Dealer Managers for the Exchange Offers are:

Morgan Stanley	Wells Fargo Securities

The Senior Co-Dealer Managers for the Exchange Offers are:

Barclays	Credit Suisse

The Co-Dealer Managers for the Exchange Offers are:

Academy Securities	CastleOak Securities, L.P.	Drexel Hamilton	Loop Capital Markets

MFR Securities, Inc.	Mischler Financial Group, Inc.	Ramirez & Co., Inc.	Siebert Williams Shank

The date of this prospectus is March 4, 2021.

The Exchange Offers

As of March 4, 2021, the aggregate principal amounts of Pool 1 Notes and Pool 2 Notes outstanding were $17,898.6 million and $3,958.9 million, respectively. The aggregate principal amount of New Notes to be issued pursuant to the Exchange Offers will be subject to the applicable New Issue Cap (as described below). The principal amount of each series of Existing Notes to be accepted pursuant to the Exchange Offers will be subject to the “acceptance priority level” (in numerical priority order) of such series as set forth in the applicable table on the front cover of this prospectus.

With respect to Existing Notes tendered in an Exchange Offer, and not validly withdrawn prior to the Expiration Time, such Existing Notes of a series having a higher acceptance priority level for such Exchange Offer will be accepted for exchange before any such Existing Notes of a series having a lower acceptance priority level. If acceptance of all validly tendered Existing Notes of a series would not result in us issuing New Notes having an aggregate principal amount in excess of the applicable New Issue Cap, we will accept all validly tendered Existing Notes of such series. If acceptance of all validly tendered Existing Notes of a series would result in us issuing New Notes having an aggregate principal amount in excess of the applicable New Issue Cap, the tendered Existing Notes of such series will be accepted subject to proration as described more fully in this prospectus.

The completion of the Exchange Offers for each series of Existing Notes is subject to, and conditional upon, the satisfaction or waiver of certain conditions, including, among other things, (i) the registration statement on Form S-4 of which this prospectus forms a part having been declared effective by the SEC on or prior to the Expiration Time and remaining effective on the Settlement Date; (ii) the condition that, as of the Pricing Time, the combination of the yield of the New Notes and the Total Exchange Consideration for the applicable series of Existing Notes would result in the New Notes and such Existing Notes not being treated as “substantially different” under FASB Accounting Standards Codification (“ASC”) 470-50 (the “Accounting Treatment Condition”); (iii) the requirement, with respect to the Exchange Offers of New Notes for Existing Notes, that we issue at least (a) $3,000,000,000 aggregate principal amount of New 2052 Notes and (b) $750,000,000 aggregate principal amount of New 2062 Notes; (iv) the Yield Condition (as defined below) (for any applicable series of Existing Notes); and (v) that nothing has occurred or may occur that would or might, in our reasonable judgment, be expected to prohibit, prevent, restrict or delay an Exchange Offer or delay the scheduled Pricing Time or impair us from realizing the anticipated benefits of an Exchange Offer. The Exchange Offer for any particular series of Existing Notes is further subject to the condition that the acceptance of validly tendered series of Existing Notes with a higher acceptance priority level would not result in the issuance of New 2052 Notes or New 2062 Notes in excess of the New 2052 Notes Issue Cap or the New 2062 Notes Issue Cap, as applicable. The Accounting Treatment Condition and the Yield Condition have been satisfied for each series of Existing Notes in the Exchange Offers. We may, at our option, waive any such conditions at or by the Expiration Time, except the condition that the registration statement of which this prospectus forms a part has been declared effective by the SEC on or prior to the Expiration Time and remains effective on the Settlement Date. The “Settlement Date” will promptly follow the Expiration Time and is expected to be March 17, 2021, which is the second business day following the Expiration Time. Tendering holders of Existing Notes must tender Existing Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. New Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

i

The Yield Condition

Notwithstanding any other provision in this prospectus to the contrary, if, at the Pricing Time, the yield of the 30-year Reference UST Security with respect to any series of Existing Notes (as set forth in the table below) is less than the applicable minimum yield or is greater than the applicable maximum yield with respect to such series of Existing Notes, then, unless this condition is waived by us, we will not accept for exchange, or issue the applicable series of New Notes in exchange for, any Existing Notes of such series tendered in the Exchange Offers (the “Yield Condition”). The Yield Condition has been satisfied for the Exchange Offers.

Title of Security	Reference UST Security	Minimum Yield	Maximum Yield
Pool 1 Notes
4.875% Notes due 2043	1.625% due November 15, 2050	1.00%	2.40%
4.450% Notes due 2045	1.625% due November 15, 2050	1.00%	2.40%
4.250% Notes due 2047	1.625% due November 15, 2050	1.00%	2.40%
5.300% Notes due 2041	1.625% due November 15, 2050	1.00%	2.40%
5.200% Notes due 2039	1.625% due November 15, 2050	1.00%	2.40%
4.500% Notes due 2040	1.625% due November 15, 2050	1.00%	2.40%
3.700% Notes due 2046	1.625% due November 15, 2050	1.00%	2.40%
3.750% Notes due 2043	1.625% due November 15, 2050	1.00%	2.40%
3.750% Notes due 2045	1.625% due November 15, 2050	1.00%	2.40%
3.500% Notes due 2042	1.625% due November 15, 2050	1.00%	2.40%
4.100% Notes due 2037	1.625% due November 15, 2050	1.00%	2.40%
4.200% Notes due 2035	1.625% due November 15, 2050	1.00%	2.40%
3.450% Notes due 2036	1.625% due November 15, 2050	1.00%	2.40%
3.500% Notes due 2035	1.625% due November 15, 2050	1.00%	2.40%
Pool 2 Notes
3.950% Notes due 2056	1.625% due November 15, 2050	1.00%	2.40%
4.750% Notes due 2055	1.625% due November 15, 2050	1.00%	2.40%
4.500% Notes due 2057	1.625% due November 15, 2050	1.00%	2.40%
4.000% Notes due 2055	1.625% due November 15, 2050	1.00%	2.40%

Total Exchange Consideration and Exchange Consideration

Upon the terms and subject to the conditions set forth in this prospectus:

If you validly tender Existing Notes prior to the Early Exchange Time and do not validly withdraw such tendered Existing Notes prior to the Expiration Time, and such Existing Notes are accepted by us, you will receive, for each $1,000 principal amount of Existing Notes tendered and accepted, a combination of a principal amount of New Notes and cash with an aggregate value equal to the Total Exchange Consideration as follows:

(i)	an aggregate principal amount of New Notes equal to (a) the Total Exchange Consideration for such Existing Notes minus (b) the Cash Component (as defined below); and

(ii)	a cash payment equal to the Cash Component.

If you validly tender Existing Notes after the Early Exchange Time, but prior to the Expiration Time, and such Existing Notes are accepted by us, you will receive, for each $1,000 principal amount of Existing Notes tendered and accepted, a combination of a principal amount of New Notes and cash with an aggregate value equal to the Exchange Consideration as follows:

(i)	an aggregate principal amount of New Notes equal to (a) the Total Exchange Consideration for such Existing Notes minus (b) the Cash Component minus (c) the Early Exchange Premium; and

(ii)	a cash payment equal to the Cash Component.

In addition to the Total Exchange Consideration or Exchange Consideration, as applicable, holders with Existing Notes that are accepted for exchange will receive a cash payment representing (i) all or a portion of the accrued and unpaid interest to, but not including, the Settlement Date and (ii) amounts due in lieu of any fractional amounts of New Notes, in each case, as described herein. As DTC (as defined below) is the record holder of the Existing Notes, all holders of any Existing Notes will also receive any applicable accrued and unpaid interest on those Existing Notes in accordance with DTC procedures, regardless of the record dates with respect to each series of Existing Notes.

The “Pricing Time” was 10:00 a.m., New York City time, on March 2, 2021.

The “Total Exchange Consideration” (calculated at the Pricing Time and in accordance with the formula set forth in Annex A to this prospectus) for the Existing Notes validly tendered prior to the Early Exchange Time, and not validly withdrawn prior to the Expiration Time, is equal to the discounted value on the Settlement Date of the remaining payments of principal and interest per $1,000 principal amount of the Existing Notes through the applicable maturity date or par call date (as applicable) of the Existing Notes, using a yield (the “Exchange Offer Yield”) equal to the sum of: (i) the bid-side yield on the 30-year Reference UST Security set forth with respect to each series of Existing Notes on the front cover of this prospectus plus (ii) the applicable fixed spread set forth with respect to each series of Existing Notes on the front cover of this prospectus, minus accrued and unpaid interest on such series of Existing Notes to but not including the Settlement Date. For the avoidance of doubt, the $30 per $1,000 Early Exchange Premium is included within the Total Exchange Consideration, as calculated using the Fixed Spread over the 30-year Reference UST Security as described herein, and is not in addition to the Total Exchange Consideration. Further, for the avoidance of doubt, for the Existing Notes that have par call dates, if the applicable Exchange Offer Yield as determined in accordance with this prospectus is less than the contractual annual rate of interest, then such Total Consideration will be calculated based on the par call date; if the applicable Exchange Offer Yield as determined in accordance with this prospectus is higher than or equal to the contractual annual rate of interest, then such Total Consideration will be calculated based on the maturity date.

The “Cash Component” is the portion of the Total Exchange Consideration to be paid to holders in cash and is equal to (i) the applicable Cash Payment Percent of Premium for such series of Existing Notes multiplied by (ii) (a) the applicable Total Exchange Consideration for such series of Existing Notes minus (b) $1,000.

The “Cash Payment Percent of Premium” is the percent (as set forth with respect to each series of Existing Notes on the front cover of this prospectus) of the amount by which the Total Exchange Consideration (as calculated at the Pricing Time and in accordance with the formula set forth in Annex A to this prospectus) exceeds $1,000 per $1,000 principal amount of such Existing Notes.

The “Exchange Consideration” for the Existing Notes validly tendered after the Early Exchange Time but prior to the Expiration Time is equal to the Total Exchange Consideration minus the applicable Early Exchange Premium.

See “Description of the Exchange Offers—Total Exchange Consideration and Exchange Consideration.”

Early Exchange Premium

To encourage holders of Existing Notes to tender prior to the Early Exchange Time, the Total Exchange Consideration includes an Early Exchange Premium of $30 principal amount of New 2052 Notes or $30 principal amount of New 2062 Notes, as applicable, for each $1,000 principal amount of Existing Notes validly tendered and not validly withdrawn (the “Early Exchange Premium”). Only holders who validly tender their Existing Notes prior to the Early Exchange Time (and who do not validly withdraw prior to the Expiration Time), and whose tenders are accepted for exchange pursuant to the Exchange Offers, will receive the Early Exchange Premium.

Upon the terms and subject to the conditions set forth in this prospectus, holders who validly tender their Existing Notes after the Early Exchange Time but prior to the Expiration Time, and whose tenders are accepted for exchange by us, will receive only the Exchange Consideration, which does not include the Early Exchange Premium.

The “Early Exchange Time” is 5:00 p.m., New York City time, on March 1, 2021. The “Expiration Time” is 11:59 p.m., New York City time, on March 15, 2021, unless extended, in which case the Expiration Time will be such time and date to which the Expiration Time is extended.

See “Description of the Exchange Offers—Total Exchange Consideration and Exchange Consideration—Early Exchange Premium.”

ABOUT THIS PROSPECTUS

As used in this prospectus, unless otherwise stated or the context otherwise requires, “we,” “us,” the “Company,” “our,” or “Microsoft” means Microsoft Corporation and its consolidated subsidiaries. However, in the “Description of the New Notes” and related summary sections of this prospectus, references to “we,” “us” and “our” are to Microsoft Corporation (parent company only) and not to any of its subsidiaries. References herein to “$” are to the lawful currency of the United States.

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus. We and the Dealer Managers take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is not an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction where the offer or sale is unlawful. You should not assume that the information we have included in this prospectus is accurate as of any date other than the date of this prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations, and prospects may have changed since those dates.

This prospectus is part of a registration statement that we have filed with the SEC. Before making any decision on the Exchange Offers, you should read this prospectus and any prospectus supplement, together with the documents incorporated by reference in this prospectus, the registration statement, the exhibits thereto and the additional information described under the heading “Where You Can Find More Information.”

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus will automatically update and, where applicable, supersede any information contained or incorporated by reference in this prospectus.

v

We incorporate by reference in this prospectus the documents set forth below that have been previously filed with the SEC; provided, however, that we are not incorporating any documents or information deemed to have been furnished rather than filed in accordance with SEC rules:

•	our Annual Report on Form 10-K for the fiscal year ended June 30, 2020;

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended June  30, 2020 from our Definitive Proxy Statement on Schedule 14A filed on October 19, 2020;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2020 and December 31, 2020;

•	our Current Reports on Form 8-K filed on July 1, 2020, July 7, 2020, December 4, 2020, February 16, 2021 and March 2, 2021; and

•	any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this prospectus.

To obtain copies of these filings, see information described under the heading “Where You Can Find More Information” in this prospectus.

FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus, any prospectus supplement and the documents incorporated by reference herein, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that may cause actual results to differ materially from the forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise. Actual results could differ materially because of, among others, the following factors:

•	intense competition in all of our markets that may lead to lower revenue or operating margins;

•	increasing focus on cloud-based services presenting execution and competitive risks;

•	significant investments in products and services that may not achieve expected returns;

•	acquisitions, joint ventures, and strategic alliances that may have an adverse effect on our business;

•	impairment of goodwill or amortizable intangible assets causing a significant charge to earnings;

•	cyberattacks and security vulnerabilities that could lead to reduced revenue, increased costs, liability claims, or harm to our reputation or competitive position;

•	disclosure and misuse of personal data that could cause liability and harm to our reputation;

•	the possibility that we may not be able to protect information stored in our products and services from use by others;

•	abuse of our advertising or social platforms that may harm our reputation or user engagement;

•	the development of the internet of things presenting security, privacy, and execution risks;

•	issues about the use of artificial intelligence in our offerings that may result in competitive harm, legal liability, or reputational harm;

•	excessive outages, data losses, and disruptions of our online services if we fail to maintain an adequate operations infrastructure;

•	quality or supply problems;

•	government litigation and regulatory activity relating to competition rules that may limit how we design and market our products;

•	potential liability under trade protection, anti-corruption, and other laws resulting from our global operations;

•	laws and regulations relating to the handling of personal data that may impede the adoption of our services or result in increased costs, legal claims, fines, or reputational damage;

•	claims against us that may result in adverse outcomes in legal disputes;

•	uncertainties relating to our business with government customers;

•	additional tax liabilities;

•	the possibility that we may fail to protect our source code;

•	legal changes, our evolving business model, piracy, and other factors may decrease the value of our intellectual property;

•	claims that Microsoft has infringed the intellectual property rights of others;

•	damage to our reputation or our brands that may harm our business and operating results;

•	adverse economic or market conditions that may harm our business;

•	catastrophic events or geo-political conditions, such as the COVID-19 pandemic, that may disrupt our business;

•	exposure to increased economic and operational uncertainties from operating a global business, including the effects of foreign currency exchange; and

•	the dependence of our business on our ability to attract and retain talented employees.

A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in this prospectus under the heading “Risk Factors” and in Part I, Item 1A of our Annual Report on Form 10-K, Part II, Item 1A of our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K incorporated by reference in this prospectus. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included or incorporated by reference in this prospectus.

We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise, except as required by law.

PROSPECTUS SUMMARY

This summary highlights information appearing elsewhere in this prospectus and may not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the information set forth under the heading “Risk Factors” and the information incorporated by reference in this prospectus before participating in the Exchange Offers. See the sections of this prospectus titled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Embracing Our Future

Microsoft is a technology company whose mission is to empower every person and every organization on the planet to achieve more. We strive to create local opportunity, growth, and impact in every country around the world. Our platforms and tools help drive small business productivity, large business competitiveness, and public-sector efficiency. They also support new startups, improve educational and health outcomes, and empower human ingenuity. As the world continues to respond to the coronavirus (“COVID-19”), we are working to do our part by ensuring the safety of our employees, striving to protect the health and well-being of the communities in which we operate, and providing technology and resources to our customers to help them do their best work while remote.

We continue to transform our business to lead in the new era of the intelligent cloud and intelligent edge. We bring technology and products together into experiences and solutions that unlock value for our customers. Our unique role as a platform and tools provider allows us to connect the dots, bring together an ecosystem of partners, and enable organizations of all sizes to build the digital capability required to address these challenges.

In this next phase of innovation, computing is more powerful and ubiquitous from the cloud to the edge. Artificial intelligence (“AI”) capabilities are rapidly advancing, fueled by data and knowledge of the world. Physical and virtual worlds are coming together with the Internet of Things (“IoT”) and mixed reality to create richer experiences that understand the context surrounding people, the things they use, the places they go, and their activities and relationships. A person’s experience with technology spans a multitude of devices and has become increasingly more natural and multi-sensory with voice, ink, and gaze interactions.

What We Offer

Founded in 1975, we develop and support software, services, devices, and solutions that deliver new value for customers and help people and businesses realize their full potential.

We offer an array of services, including cloud-based solutions that provide customers with software, services, platforms, and content, and we provide solution support and consulting services. We also deliver relevant online advertising to a global audience.

Our products include operating systems; cross-device productivity applications; server applications; business solution applications; desktop and server management tools; software development tools; and video games. We also design, manufacture, and sell devices, including PCs, tablets, gaming and entertainment consoles, other intelligent devices, and related accessories.

Corporate Information

Microsoft Corporation, a Washington corporation, was founded as a partnership in 1975 and incorporated under the laws of the State of Washington in 1981. Our principal executive offices are located at One Microsoft Way, Redmond, Washington 98052-6399, and our main telephone number is (425) 882-8080. Our website address is www.microsoft.com. Information contained on, or that can be accessed through, our website does not constitute part of this prospectus, and inclusions of our website address in this prospectus are inactive textual references only.

The Exchange Offers

The following summary is provided solely for your convenience and is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus for a more detailed description of the notes.

Exchange Offers	We are offering holders consideration consisting of a cash payment and up to $6,250,000,000 aggregate principal amount of our New 2052 Notes, or a cash payment and up to $2,000,000,000 aggregate principal amount of our New 2062 Notes, as applicable. The holders of each series of Existing Notes accepted for exchange will receive the applicable Total Exchange Consideration as determined as described under “Description of the Exchange Offers—Total Exchange Consideration and Exchange Consideration” for such series of Existing Notes validly tendered on or before the Early Exchange Time and not validly withdrawn prior to the Expiration Time. For Existing Notes validly tendered after the Early Exchange Time and on or before the Expiration Time, the holders of each series of Existing Notes accepted for exchange will be eligible to receive the applicable Exchange Consideration as determined as described under “Description of the Exchange Offers—Total Exchange Consideration and Exchange Consideration.” The Total Exchange Consideration includes the Early Exchange Premium as an incentive for holders of Existing Notes to tender their Existing Notes on or before the Early Exchange Time.

Unless we waive such condition, if less than $3,000,000,000 of New 2052 Notes would be issued, then all Pool 1 Note tenders will be cancelled and no New 2052 Notes will be created. Unless we waive such condition, if less than $750,000,000 of New 2062 Notes would be issued, then all Pool 2 Note tenders will be cancelled and no New 2062 Notes will be created.

In addition to the Total Exchange Consideration or the Exchange Consideration, as applicable, we will pay all of the accrued and unpaid interest to, but not including, the Settlement Date on Existing Notes which are validly tendered and accepted. As DTC is the record holder of the Existing Notes, all holders of any Existing Notes will also receive any applicable accrued and unpaid interest on those Existing Notes in accordance with DTC procedures, regardless of the record dates with respect to each series of Existing Notes.

The New Notes will only be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Acceptance Priority Levels and Proration Procedures	We will accept tenders of Existing Notes by series in accordance with the “acceptance priority level” (in numerical priority order) of each such series as set forth in the applicable table on the front cover of this prospectus.

With respect to Existing Notes tendered in an Exchange Offer, and not validly withdrawn prior to the Expiration Time, such Existing Notes of a series having a higher acceptance priority level for such Exchange Offer will be accepted for exchange before any such Existing Notes of a series having a lower acceptance priority level. If acceptance of all validly tendered Existing Notes of a series would not result in us issuing New Notes having an aggregate principal amount in excess of the applicable New Issue Cap, we will accept all validly tendered Existing Notes of such series. If acceptance of all validly tendered Existing Notes of a series would result in us issuing New Notes having an aggregate principal amount in excess of the applicable New Issue Cap, the tendered Existing Notes of such series will be accepted on a pro rata basis. See “Description of the Exchange Offers—Acceptance Priority Levels and Proration Procedures.”

Total Exchange Consideration and Exchange Consideration	If you validly tender Existing Notes prior to the Early Exchange Time and do not validly withdraw such tendered Existing Notes prior to the Expiration Time, and such Existing Notes are accepted by us, you will receive, for each $1,000 principal amount of Existing Notes tendered and accepted, a combination of a principal amount of New Notes and cash with an aggregate value equal to the Total Exchange Consideration as follows:

(i)	an aggregate principal amount of New Notes equal to (a) the Total Exchange Consideration for such Existing Notes minus (b) the Cash Component; and

(ii)	a cash payment equal to the Cash Component.

If you validly tender Existing Notes after the Early Exchange Time, but prior to the Expiration Time, and such Existing Notes are accepted by us, you will receive, for each $1,000 principal amount of Existing Notes tendered and accepted, a combination of a principal amount of New Notes and cash with an aggregate value equal to the Exchange Consideration as follows:

(i)	an aggregate principal amount of New Notes equal to (a) the Total Exchange Consideration for such Existing Notes minus (b) the Cash Component minus (c) the Early Exchange Premium; and

(ii)	a cash payment equal to the Cash Component.

In addition to the Total Exchange Consideration or Exchange Consideration, as applicable, holders with Existing Notes that are accepted for exchange will receive a cash payment representing (i) all or a portion of the accrued and unpaid interest to, but not including, the Settlement Date and (ii) amounts due in lieu of any fractional amounts of New Notes, in each case as described herein. As DTC is the record holder of the Existing Notes, all holders of any Existing Notes will also receive any applicable accrued and unpaid interest on those Existing Notes in accordance with DTC procedures, regardless of the record dates with respect to each series of Existing Notes.

The “Total Exchange Consideration” (calculated at the Pricing Time and in accordance with the formula set forth in Annex A to this prospectus) for the Existing Notes validly tendered prior to the Early Exchange Time, and not validly withdrawn prior to the Expiration Time, is equal to the discounted value on the Settlement Date of the remaining payments of principal and interest per $1,000 principal amount of the Existing Notes through the applicable maturity date or par call date (as applicable) of the Existing Notes, using a yield equal to the sum of: (i) the bid-side yield on the 30-year Reference UST Security set forth with respect to each series of Existing Notes on the front cover of this prospectus plus (ii) the applicable fixed spread set forth with respect to each series of Existing Notes on the front cover of this prospectus, minus accrued and unpaid interest on such series of Existing Notes to but not including the Settlement Date. For the avoidance of doubt, the $30 per $1,000 Early Exchange Premium is included within the Total Exchange Consideration, as calculated using the Fixed Spread over the 30 year Reference UST Security as described herein, and is not in addition to the Total Exchange Consideration.

The “Exchange Consideration” for the Existing Notes validly tendered after the Early Exchange Time but prior to the Expiration Time is equal to the Total Exchange Consideration minus the applicable Early Exchange Premium.

The “Cash Component” is the portion of the Total Exchange Consideration to be paid to holders in cash and is equal to (i) the applicable Cash Payment Percent of Premium for such series of Existing Notes multiplied by (ii) (a) the applicable Total Exchange Consideration for such series of Existing Notes minus (b) $1,000.

The “Cash Payment Percent of Premium” is the percent (as set forth with respect to each series of Existing Notes on the front cover of this prospectus) of the amount by which the Total Exchange Consideration (as calculated at the Pricing Time and in accordance with the formula set forth in Annex A to this prospectus) exceeds $1,000 per $1,000 principal amount of such Existing Notes.

Early Exchange Premium	To encourage holders of Existing Notes to tender prior to the Early Exchange Time, the Total Exchange Consideration includes an Early Exchange Premium of $30 principal amount of New 2052 Notes or $30 principal amount of New 2062 Notes, as applicable, for each $1,000 principal amount of Existing Notes validly tendered and not validly withdrawn (the “Early Exchange Premium”). Only holders who validly tender their Existing Notes prior to the Early Exchange Time (and who do not validly withdraw prior to the Expiration Time), and whose tenders are accepted for exchange pursuant to the Exchange Offers, will receive the Early Exchange Premium.

Holders who validly tender their Existing Notes after the Early Exchange Time but prior to the Expiration Time, and whose tenders are accepted for exchange by us, will receive only the Exchange Consideration, which does not include the Early Exchange Premium.

Accrued and Unpaid Interest	In addition to the Total Exchange Consideration or the Exchange Consideration, as applicable, we will pay all of the accrued and unpaid interest to, but not including,

the Settlement Date on Existing Notes which are validly tendered and accepted. As DTC is the record holder of the Existing Notes, all holders of any Existing Notes will also receive any applicable accrued and unpaid interest on those Existing Notes in accordance with DTC procedures, regardless of the record dates with respect to each series of Existing Notes.

Information	Any questions concerning the terms of the Exchange Offers should be directed to the Dealer Managers at the telephone numbers listed on the back cover page of this prospectus.

Questions concerning tender procedures and requests for additional copies of this prospectus should be directed to the Information Agent (as defined below) at its address or telephone numbers listed on the back cover page of this prospectus.

Early Exchange Time	5:00 p.m., New York City time, on March 1, 2021.

Pricing Time	10:00 a.m., New York City time, on March 2, 2021.

Expiration Time	Each of the Exchange Offers will expire at 11:59 p.m., New York City time, on March 15, 2021, which is the 20th business day after the date of this prospectus, unless extended by us. We do not currently intend to extend the Expiration Time.

Settlement Date	Promptly following the Expiration Time and expected to be March 17, 2021, which is the second business day following the Expiration Time (the “Settlement Date”).

Withdrawal of Tenders	Tenders submitted in the Exchange Offers may be validly withdrawn at or prior to 11:59 p.m., New York City time, on March 15, 2021, unless extended by us, but will thereafter be irrevocable except in the limited circumstances where additional withdrawal rights are required by law. See “Description of the Exchange Offers—Withdrawal of Tenders.”

Conditions to the Exchange Offers

The consummation of each Exchange Offer is subject to, and conditional upon, the satisfaction or, where permitted, the waiver of the conditions discussed under “Description of the Exchange Offers—Conditions to the Exchange Offers,” including, among other things, the registration statement of which this prospectus forms a part having been declared effective by the SEC on or prior to the Expiration Time and remaining effective on the Settlement Date. We may, at our option, waive any such conditions at or by the Expiration Time, except the condition that the registration statement of which this prospectus forms a part has been declared effective by the SEC on or prior to the Expiration Time and remains effective on the Settlement Date.

Procedures for Tendering	If you wish to participate in the Exchange Offers and your Existing Notes are held by a custodial entity, such as a bank, broker, dealer, trust company or other nominee, you must instruct that custodial entity to tender your Existing Notes on your behalf pursuant to the procedures of that custodial entity. Please ensure that you contact your custodial entity as soon as possible to give them sufficient time to meet your requested deadline. Beneficial owners are urged to appropriately instruct their bank, broker, custodian or other nominee at least five business days prior to the Early Exchange Time or the Expiration Time, as the case may be, in order to allow adequate processing time for their instruction. You must tender Existing Notes through the Automated Tender Offer Program (“ATOP”) maintained by The Depository Trust Company (“DTC”), as described under “Description of the Exchange Offers—Procedures for Tendering.”

We have not provided guaranteed delivery procedures in conjunction with the Exchange Offers. No letter of transmittal will be used in connection with the Exchange Offers. The valid electronic transmission of acceptance through ATOP shall constitute delivery of your Existing Notes in connection with the Exchange Offers.

If you are a beneficial owner that holds Existing Notes through Euroclear (as defined below) or Clearstream (as defined below) and wish to tender your Existing Notes, you must instruct Euroclear or Clearstream, as the case may be, to block the account in respect of the tendered Existing Notes in accordance with the procedures established by Euroclear or Clearstream. You are encouraged to contact Euroclear or Clearstream directly to ascertain their procedures for tendering Existing Notes.

Consequences of Failure to Exchange	For a description of the consequences of failing to exchange your Existing Notes, see “Risk Factors” and “Description of the Exchange Offers—Certain Consequences to Holders of Existing Notes Not Tendering in the Exchange Offers.”

Brokerage Fees and Commissions	No brokerage fees or commissions are payable by the holders of the Existing Notes to the Dealer Managers, the Exchange Agent, the Information Agent, or the Company in connection with the Exchange Offers. If a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company, or other institution, that holder may be required to pay brokerage fees or commissions.

Certain U.S. Federal Income Tax Considerations	For a discussion of certain U.S. federal income tax consequences of the Exchange Offers and the ownership and disposition of the New Notes, see “Certain U.S. Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the New Notes in the Exchange Offers. See “Use of Proceeds.”

Dealer Managers	Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC are serving as the joint lead dealer managers for the Exchange Offers for the Existing Notes. The addresses and telephone numbers of the joint lead dealer managers are set forth on the back cover of this prospectus.

Barclays Capital Inc. and Credit Suisse Securities (USA) LLC are serving as senior co-dealer managers for the Exchange Offers for Existing Notes.

Academy Securities, Inc., CastleOak Securities, L.P., Drexel Hamilton, LLC, Loop Capital Markets LLC, MFR Securities, Inc., Mischler Financial Group, Inc., Samuel A. Ramirez & Company, Inc. and Siebert Williams Shank & Co., LLC are serving as co-dealer managers for the Exchange Offers for Existing Notes.

We have other business relationships with the dealer managers, as described in ‘‘Description of the Exchange Offers—Dealer Managers.’’

Exchange and Information Agent	D.F. King & Co., Inc. is the exchange agent (the “Exchange Agent”) and the information agent (the “Information Agent”) for the Exchange Offers. The address and telephone number of D.F. King & Co., Inc. are set forth in the section captioned “Description of the Exchange Offers—Exchange Agent; Information Agent” of this prospectus.

Differences Between Existing Notes and New Notes	The New Notes will be issued under the same indenture as the Existing Notes and will be subject to the same covenants as described herein. The New Notes will have the interest rates, tenors and redemption terms as described herein.

Further Information	Questions or requests for assistance related to the Exchange Offers or for additional copies of this prospectus may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offers. The contact information for the Dealer Managers is set forth on the back cover page of this prospectus. See also “Where You Can Find More Information.”

Risk Factors	You should carefully consider all information set forth or incorporated by reference in this prospectus prior to exchanging your Existing Notes. In particular, you should evaluate the specific risks related to the Exchange Offers described in the section entitled “Risk Factors” in this prospectus before participating in the Exchange Offers.

We may be required to amend or supplement this prospectus at any time to add, update or change the information contained in this prospectus. You should read this prospectus and any amendment or supplement hereto, together with the documents incorporated by reference herein and therein and the additional information described under “Where You Can Find More Information.”

The New Notes

The New Notes will be governed by the same indenture under which the Existing Notes were issued. The following summary is not intended to be a complete description of the terms of the New Notes. For a more detailed description of the New Notes, see “Description of the New Notes” in this prospectus.

Issuer	Microsoft Corporation, a Washington corporation.

Notes Offered	Up to $6,250,000,000 aggregate principal amount of New 2052 Notes; and up to $2,000,000,000 aggregate principal amount of New 2062 Notes.

Maturity Dates	The New 2052 Notes will mature on March 17, 2052, unless earlier redeemed or repurchased.

The New 2062 Notes will mature on March 17, 2062, unless earlier redeemed or repurchased.

Interest	We will pay interest on the New Notes at a rate per annum equal to (a) the yield, rounded to three decimal places when expressed as a percentage and calculated in accordance with standard market practice, that corresponds to the bid-side price of the 30-year Reference UST Security as of the Pricing Time as displayed on the Bloomberg Government Pricing Monitor page FIT1 (or any recognized quotation source selected by the Company in its sole discretion if such quotation report is not available or is manifestly erroneous), plus (b) a fixed spread of 70 basis points (which translates to a per annum interest rate of 2.921%), in the case of the New 2052 Notes, and 82 basis points (which translates to a per annum interest rate of 3.041%), in the case of the New 2062 Notes. Interest on the New Notes will accrue from the first date any New Notes are issued (which we expect will be the Settlement Date). We will pay interest in cash semi-annually in arrears on March 17 and September 17 of each year, beginning on September 17, 2021. Interest on the New Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption	We will have the right at our option to redeem the notes of any series of notes, in whole or in part, at any time or from time to time prior to September 17, 2051 (in the case of the New 2052 Notes) and September 17, 2061 (in the case of the New 2062 Notes) at the applicable make-whole price set forth in this prospectus, plus, in each case, accrued and unpaid interest to the date of redemption.

We will also have the right at our option to redeem the New 2052 Notes and the New 2062 Notes, in whole or in part, at any time on or after September 17, 2051 (in the case of the New 2052 Notes) and September 17, 2061 (in the case of the New 2062 Notes) at the redemption price of 100% of the principal amount of the notes to be redeemed, plus, in each case, accrued and unpaid interest to the date of redemption.

Ranking	The notes will be our senior unsecured obligations and will rank equally with our other unsecured and unsubordinated debt from time to time outstanding.

Further Issuances	We may from time to time issue further notes of any series ranking equally and ratably with the notes of such series in all respects, including the same terms as to status, redemption or otherwise.

Form and Denomination	The notes of each series will be issued in the form of one or more fully registered global securities, without coupons, in denominations of $2,000 in principal amount and integral multiples of $1,000 in excess thereof. These global securities will be deposited with the trustee as custodian for, and registered in the name of, a nominee of DTC. Except in the limited circumstances described under “Description of the New Notes—Book-Entry; Delivery and Form; Global Securities” in this prospectus, notes in certificated form will not be issued or exchanged for interests in global securities.

Trading	The notes are new issues of securities with no established trading markets. We do not intend to apply for listing of the notes on any securities exchange. The Dealer Managers have advised us that they currently intend to make a market in each series of the notes, but they are not obligated to do so and may, in their sole discretion, discontinue market-making at any time without notice.

Trustee	The Bank of New York Mellon Trust Company, N.A.

Use of Proceeds	We will not receive any proceeds from the Exchange Offers. See “Use of Proceeds.”

Governing Law	The New Notes will be governed by the laws of the State of New York.

RISK FACTORS

Before participating in the Exchange Offers, you should carefully consider the following risk factors and all other information set forth or incorporated by reference in this prospectus together with the registration statement and the exhibits thereto, including the risks and uncertainties described under the heading “Risk Factors” included in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended June 30, 2020 and Part II, Item 1A of our Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2020 and December 31, 2020. See “Where You Can Find More Information” in this prospectus. The risks and uncertainties described below are not the only risks facing us and your investment in the New Notes. Additional risks and uncertainties that we are unaware of, or those we currently deem less significant, also may become important factors that affect us. The following risks could materially and adversely affect our business, financial condition, results of operations or liquidity. The value of the New Notes could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to the Exchange Offers

The liquidity of the Existing Notes that are not exchanged will be reduced.

We expect that the trading market for unexchanged Existing Notes will become more limited than the existing trading market and could cease to exist altogether due to the reduction in the amount of the Existing Notes outstanding upon consummation of the Exchange Offers. Because of the acceptance priority levels, it is more likely that a reduction in the principal amount outstanding could occur with respect to a series of Existing Notes having a higher priority acceptance level. A more limited trading market for a particular series of Existing Notes might adversely affect the liquidity, market price and price volatility of such series of Existing Notes. If a market for unexchanged Existing Notes exists or develops, those securities may trade at a discount to the price at which the securities would trade if the amount outstanding were not reduced, depending on prevailing interest rates, the market for similar securities and other factors. However, we cannot assure you that an active market in the unexchanged Existing Notes will exist, develop or be maintained or as to the prices at which the unexchanged Existing Notes may be traded.

We have not made a recommendation as to whether you should tender your Existing Notes in exchange for the New Notes in the Exchange Offers, and we have not made a determination or obtained a third-party determination that the Exchange Offers are fair to holders of the Existing Notes.

Neither we nor our board of directors has made, nor will either make, any recommendation as to whether holders of Existing Notes should tender their Existing Notes in exchange for the New Notes pursuant to the Exchange Offers. Furthermore, neither we nor our board of directors has made any determination that the consideration to be received represents a fair valuation of the Existing Notes, and we also have not retained, and do not intend to retain, any unaffiliated representative to act solely on behalf of the holders of Existing Notes for purposes of negotiating the terms of the Exchange Offers, or preparing a report or making any recommendation concerning the fairness of the Exchange Offers. Holders of Existing Notes must make their own independent decisions regarding their participation in the applicable Exchange Offer.

The Exchange Offers may be cancelled or delayed.

The consummation of the Exchange Offers is subject to, and conditional upon, the satisfaction or, where permitted, waiver of the conditions specified in this prospectus. See “Description of the Exchange Offers—Conditions to the Exchange Offers.” In addition, unless we waive such condition, if less than $3,000,000,000 of New 2052 Notes would be issued, then all Pool 1 Note tenders will be cancelled and no New 2052 Notes will be created; and unless we waive such condition, if less than $750,000,000 of New 2062 Notes would be issued, then all Pool 2 Note tenders will be cancelled and no New 2062 Notes will be created. Even if each of the Exchange Offers is completed, the Exchange Offers may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the Exchange Offers may have to wait longer than they expect to receive the New Notes.

We have established priorities for acceptance of the Existing Notes, which makes it more likely that holders of series of Existing Notes with a lower acceptance priority may be excluded from acceptance of tender. Any tenders that are accepted may be prorated.

If New Notes in an aggregate principal amount in excess of the applicable New Issue Cap are to be issued pursuant to validly tendered Existing Notes in the applicable Exchange Offer at the Expiration Time, we will accept tenders of Existing Notes by series in accordance with the “acceptance priority level” (in numerical priority order) set forth in the applicable table on the front cover of this prospectus. With respect to Existing Notes tendered in an Exchange Offer, and not validly withdrawn prior to the Expiration Time, such Existing Notes of a series having a higher acceptance priority level will be accepted for exchange before any such Existing Notes of a series having a lower acceptance priority level.

If acceptance of all validly tendered Existing Notes of a series would result in us issuing New Notes having an aggregate principal amount in excess of the applicable New Issue Cap, the tendered Existing Notes of such series will be accepted subject to proration. See “Description of the Exchange Offers—Acceptance Priority Levels and Proration Procedures.”

Late deliveries of Existing Notes or any other failure to comply with the Exchange Offer procedures could prevent a holder from exchanging its Existing Notes.

Holders of Existing Notes are responsible for complying with all the procedures of the Exchange Offers. The issuance of New Notes in exchange for Existing Notes will only occur upon proper completion of the procedures described in this prospectus under “Description of the Exchange Offers.” Therefore, holders of Existing Notes who wish to exchange their Existing Notes for New Notes should allow sufficient time for timely completion of the procedures of the Exchange Offers. Neither we nor the Exchange Agent are obligated to extend the Exchange Offers or notify you of any failure to follow the proper procedures.

We may acquire New Notes in future transactions.

We may in the future seek to acquire New Notes in open market or privately-negotiated transactions, through subsequent exchange offers or otherwise. The terms of any of those purchases or offers could differ from the terms of these Exchange Offers and such other terms may be more or less favorable to holders of the New Notes.

Risks Related to the New Notes

The Indenture governing the New Notes does not contain financial covenants or meaningful restrictions on us or our subsidiaries.

Neither we nor any of our subsidiaries are restricted from incurring additional debt or other liabilities, including debt secured by liens, under the Indenture. We may from time to time incur additional debt and other liabilities. In addition, we are not restricted from paying dividends or making distributions on our capital stock or purchasing or redeeming our capital stock under the Indenture.

Active trading markets for the New Notes may not develop.

The New Notes are new issues of securities with no established trading markets. We do not intend to apply for listing of the New Notes on any securities exchange. We cannot assure you trading markets for the New Notes will develop or of the ability of holders of the New Notes to sell their notes or of the prices at which holders may be able to sell their notes. The Dealer Managers have advised us that they currently intend to make a market in each series of the New Notes. However, the Dealer Managers are not obligated to do so, and any market-making with respect to the New Notes may be discontinued, in their sole discretion, at any time without notice. If no active trading markets develop, you may be unable to resell the New Notes at any price or at their fair market value.

If trading markets do develop, changes in our ratings or the financial markets could adversely affect the market prices of the New Notes.

The market prices of the New Notes will depend on many factors, including, among others, the following:

•	ratings on our debt securities assigned by rating agencies;

•	the prevailing interest rates being paid by other companies similar to us;

•	our results of operations, financial condition and prospects; and

•	the condition of the financial markets.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of the New Notes.

Rating agencies continually review the ratings they have assigned to companies and debt securities. Negative changes in the ratings assigned to us or our debt securities could have an adverse effect on the market prices of the New Notes.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the New Notes in the Exchange Offers. The Existing Notes that are surrendered in exchange for the New Notes will be retired and cancelled and cannot be reissued.

DESCRIPTION OF THE EXCHANGE OFFERS

Terms of the Exchange Offers

We are offering to holders, upon the terms and subject to the conditions set forth in this prospectus, consideration consisting of up to $6,250,000,000 aggregate principal amount of our New 2052 Notes (the “New 2052 Notes Issue Cap”) and a cash payment, and up to $2,000,000,000 (increased from $1,250,000,000) aggregate principal amount of our New 2062 Notes (the “New 2062 Notes Issue Cap” and, together with the New 2052 Notes Issue Cap, the “New Issue Cap”) and a cash payment, as applicable, in exchange for their Existing Notes, all as described under “—Total Exchange Consideration and Exchange Consideration.”

Holders of each series of Existing Notes accepted for exchange will be eligible to receive the applicable Total Exchange Consideration as determined as described under “—Total Exchange Consideration and Exchange Consideration” for such series of Existing Notes validly tendered on or before the Early Exchange Time and not validly withdrawn. The Total Exchange Consideration includes the Early Exchange Premium. For Existing Notes validly tendered after the Early Exchange Time and on or before the Expiration Time, the holders of each series of Existing Notes accepted for exchange will be eligible to receive the applicable Exchange Consideration as described under “—Total Exchange Consideration and Exchange Consideration.” The New Notes will only be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Tendering holders of Existing Notes must tender Existing Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. In addition to the Total Exchange Consideration or Exchange Consideration, as applicable, holders with Existing Notes that are accepted for exchange will receive a cash payment representing (i) all or a portion of the accrued and unpaid interest to, but not including, the Settlement Date, and (ii) amounts due in lieu of any fractional amounts of New Notes, in each case, as described under “—Accrued Interest” and “—No Fractional Amounts of New Notes.” As DTC is the record holder of the Existing Notes, all holders of any Existing Notes will also receive any applicable accrued and unpaid interest on those Existing Notes in accordance with DTC procedures, regardless of the record dates with respect to each series of Existing Notes. We will accept valid tenders of Existing Notes by series in accordance with the acceptance priority levels (in numerical priority order) set forth in the applicable table on the front cover of this prospectus, subject to proration as discussed under “—Acceptance Priority Levels and Proration Procedures.”

Total Exchange Consideration and Exchange Consideration

Upon the terms and subject to the conditions set forth in this prospectus:

If you validly tender Existing Notes prior to the Early Exchange Time and do not validly withdraw such tendered Existing Notes prior to the Expiration Time, and such Existing Notes are accepted by us, you will receive, for each $1,000 principal amount of Existing Notes tendered and accepted, a combination of a principal amount of New Notes and cash with an aggregate value equal to the Total Exchange Consideration as follows:

(i)	an aggregate principal amount of New Notes equal to (a) the Total Exchange Consideration for such Existing Notes minus (b) the Cash Component; and

(ii)	a cash payment equal to the Cash Component.

If you validly tender Existing Notes after the Early Exchange Time, but prior to the Expiration Time, and such Existing Notes are accepted by us, you will receive, for each $1,000 principal amount of Existing Notes tendered and accepted, a combination of a principal amount of New Notes and cash with an aggregate value equal to the Exchange Consideration as follows:

(i)	an aggregate principal amount of New Notes equal to (a) the Total Exchange Consideration for such Existing Notes minus (b) the Cash Component minus (c) the Early Exchange Premium; and

(ii)	a cash payment equal to the Cash Component.

In addition to the Total Exchange Consideration or Exchange Consideration, as applicable, holders with Existing Notes that are accepted for exchange will receive a cash payment representing (i) all or a portion of the accrued and unpaid interest to, but not including, the Settlement Date, and (ii) amounts due in lieu of any fractional amounts of New Notes, in each case, as described under “—Accrued Interest” and “—No Fractional Amounts of New Notes.” As DTC is the record holder of the Existing Notes, all holders of any Existing Notes will also receive any applicable accrued and unpaid interest on those Existing Notes in accordance with DTC procedures, regardless of the record dates with respect to each series of Existing Notes.

The “Pricing Time” was 10:00 a.m., New York City time, on March 2, 2021.

The “Total Exchange Consideration” (calculated at the Pricing Time and in accordance with the formula set forth in Annex A to this prospectus) for the Existing Notes validly tendered prior to the Early Exchange Time, and not validly withdrawn prior to the Expiration Time, is equal to the discounted value on the Settlement Date of the remaining payments of principal and interest per $1,000 principal amount of the Existing Notes through the applicable maturity date or par call date (as applicable) of the Existing Notes, using a yield equal to the sum of: (i) the bid-side yield on the 30-year Reference UST Security set forth with respect to each series of Existing Notes on the front cover of this prospectus plus (ii) the applicable fixed spread set forth with respect to each series of Existing Notes on the front cover of this prospectus, minus accrued and unpaid interest on such series of Existing Notes up to but not including the Settlement Date. For the avoidance of doubt, the $30 per $1,000 Early Exchange Premium is included within the Total Exchange Consideration, as calculated using the Fixed Spread over the 30-year Reference UST Security as described herein, and is not in addition to the Total Exchange Consideration. Further, for the avoidance of doubt, for the Existing Notes that have par call dates, if the applicable Exchange Offer Yield as determined in accordance with this prospectus is less than the contractual annual rate of interest, then such Total Consideration will be calculated based on the par call date; if the applicable Exchange Offer Yield as determined in accordance with this prospectus is higher than or equal to the contractual annual rate of interest, then such Total Consideration will be calculated based on the maturity date.

The “Exchange Consideration” for the Existing Notes validly tendered after the Early Exchange Time but prior to the Expiration Time is equal to the Total Exchange Consideration minus the applicable Early Exchange Premium.

The “Cash Component” is the portion of the Total Exchange Consideration to be paid to holders in cash and is equal to (i) the applicable Cash Payment Percent of Premium for such series of Existing Notes multiplied by (ii) (a) the applicable Total Exchange Consideration for such series of Existing Notes minus (b) $1,000.

The Dealer Managers will calculate the interest rate of the New Notes, the Total Exchange Consideration, the Exchange Consideration, the Cash Component and accrued interest for each of the Existing Notes, and their calculations will be final and binding absent manifest error, subject to holders of Existing Notes disputing such determination in a court of competent jurisdiction. We will announce the interest rate of the New Notes, the Total Exchange Consideration, the Exchange Consideration and the Cash Component for the Existing Notes promptly after they are determined by the Dealer Managers. The formula that will be used by the Dealer Managers in making the calculations of the Total Exchange Consideration and the Exchange Consideration is attached hereto as Annex A. The final pricing terms of the Exchange Offers are set forth in Annex B attached hereto.

You can obtain recently calculated hypothetical quotes of the yield for the 30-year Reference UST Security set forth with respect to each series of Existing Notes on the front cover of this prospectus, the hypothetical interest rate of the New Notes, the hypothetical Total Exchange Consideration and the hypothetical Exchange Consideration for the Existing Notes prior to the Pricing Time, and can obtain the actual yield for the 30-year Reference UST Security set forth with respect to each series of Existing Notes on the front cover of this prospectus, the interest rate of the New Notes, the Total Exchange Consideration and the Exchange Consideration for the Existing Notes after the Pricing Time, by contacting the Dealer Managers at the addresses and telephone numbers set forth on the back cover of this prospectus. Although the Dealer Managers will calculate the Total Exchange Consideration and the Exchange Consideration for the Existing Notes based solely on the yield on the 30-year Reference UST Security set forth with respect to each series of Existing Notes on the front cover of this prospectus, you can also find information regarding the closing yield to maturity for each 30-year Reference UST Security on any trading day in the online versions of The Wall Street Journal and The New York Times.

Early Exchange Premium

To encourage holders of Existing Notes to tender prior to the Early Exchange Time, the Total Exchange Consideration includes an Early Exchange Premium of $30 principal amount of New 2052 Notes or $30 principal amount of New 2062 Notes, as applicable, for each $1,000 principal amount of Existing Notes validly tendered and not validly withdrawn. Only holders who validly tender their Existing Notes prior to the Early Exchange Time (and who do not validly withdraw prior to the Expiration Time), and whose tenders are accepted for exchange pursuant to the Exchange Offers, will receive the Early Exchange Premium.

Holders who validly tender their Existing Notes after the Early Exchange Time but prior to the Expiration Time, and whose tenders are accepted for exchange, will receive only the Exchange Consideration, which does not include the Early Exchange Premium.

Accrued Interest

In addition to the Total Exchange Consideration or the Exchange Consideration, as applicable, we will pay all of the accrued and unpaid interest to, but not including, the Settlement Date on Existing Notes which are validly tendered and accepted. As DTC is the record holder of the Existing Notes, all holders of any Existing Notes will also receive any applicable accrued and unpaid interest on those Existing Notes in accordance with DTC procedures, regardless of the record dates with respect to each series of Existing Notes.

No Fractional Amounts of New Notes

New Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. We will not accept any tender that would result in the issuance of less than $2,000 principal amount of New Notes. If, under the terms of the Exchange Offers, the aggregate principal amount of New Notes that any tendering holder is entitled to receive is not in a minimum denomination of $2,000 or an integral multiple of $1,000 in excess thereof, we will round downward the amount of the New Notes to $1,000 or the nearest integral multiple of $1,000 in excess thereof and pay the difference in cash.

Acceptance Priority Levels and Proration Procedures

We will accept tenders of Existing Notes by series in accordance with the “acceptance priority level” (in numerical priority order) for each such series as set forth in the applicable table on the front cover of this prospectus. With respect to Existing Notes tendered in an Exchange Offer, such Existing Notes of a series having a higher acceptance priority level for such Exchange Offer will be accepted for exchange before any such Existing Notes of a series having a lower acceptance priority level.

If acceptance of all validly tendered Existing Notes of a series would result in us issuing New Notes having an aggregate principal amount in excess of the applicable New Issue Cap, the tendered Existing Notes of such series will be accepted subject to proration.

Any proration would result in the principal amount of Existing Notes of the applicable series accepted from a holder of Existing Notes in exchange for New Notes to be equal to the applicable principal amount of Existing Notes that would otherwise have been accepted from such holder (based on such holder’s valid tenders of the applicable series of Existing Notes) multiplied by the proration factor. The proration factor would be equal to the amount of the applicable New Issue Cap remaining available for the applicable series of Existing Notes divided by the total aggregate principal amount of Existing Notes of the applicable series that were validly tendered. Depending on the aggregate principal amount of Existing Notes of the applicable series validly tendered and not validly withdrawn and the proration factor applied, if the principal amount of Existing Notes of such series returned to a holder as a result of proration would result in less than $2,000 of principal amount of Existing Notes of such series being returned to such holder, the Company will either accept or reject all of such holder’s Existing Notes of such series validly tendered and not validly withdrawn. The proration factor will be announced by press release as promptly as practicable after the Expiration Time. Existing Notes not accepted due to their acceptance priority level or the above proration procedures will be returned to their tendering holders promptly after the Expiration Time.

Expiration Time; Extensions; Amendments; Termination

For purposes of the Exchange Offers, the term “Expiration Time” means 11:59 p.m., New York City time, on March 15, 2021, subject to our right to extend that time and date in our absolute discretion, in which case the Expiration Time means the latest time and date to which an Exchange Offer is extended.

We reserve the right, in our absolute discretion, by giving oral or written notice to the Exchange Agent, to:

•	extend an Exchange Offer;

•	amend an Exchange Offer; and

•

terminate an Exchange Offer in those situations in which a condition to our obligation to exchange the series of Existing Notes subject to such Exchange Offer for New Notes and cash is not satisfied or waived on or before the Expiration Time.

If an Exchange Offer is amended in a manner that we determine constitutes a material change, we will extend such Exchange Offer for a period of two to ten business days, depending upon the significance of the amendment and the manner of disclosure to the holders, if such Exchange Offer would otherwise have expired during that two-to-ten business day period. If any Exchange Offer is extended with respect to any series of Existing Notes, we will also extend any Exchange Offers for all series having a lower acceptance priority level to such “new” Expiration Time. Any increase in the consideration offered to holders of a series of Existing Notes pursuant to the Exchange Offers will be paid to all holders whose Existing Notes of such series have been previously tendered and not validly withdrawn.

In addition, if we extend the Early Exchange Time, we may in our discretion extend it with respect to only one or more Exchange Offers or series of Existing Notes and not all.

We will promptly announce any extension, amendment or termination of an Exchange Offer by issuing a press release. We will announce any extension of the Pricing Time and/or Expiration Time no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Pricing Time and/or Expiration Time, as applicable. We have no other obligation to publish, advertise or otherwise communicate any information about any extension, amendment or termination.

Settlement Date

We will deliver the New Notes and pay cash amounts with respect to the Exchange Offers on the Settlement Date. The “Settlement Date” will promptly follow the Expiration Time and is expected to be March 17, 2021, which is the second business day following the Expiration Time. We will not be obligated to deliver New Notes or pay any cash amounts unless the Exchange Offers are consummated.

Conditions to the Exchange Offers

Notwithstanding any other provisions of the Exchange Offers, or any extension of the Exchange Offers, we will not be required to accept any Existing Notes for exchange, exchange any New Notes for Existing Notes or pay any cash amounts, and we may terminate any Exchange Offer or, at our option, modify, extend or otherwise amend an Exchange Offer if any of the following conditions have not been satisfied or waived on or before the Expiration Time (unless stated otherwise):

1.    the registration statement of which this prospectus forms a part having been declared effective by the SEC on or prior to the Expiration Time and remaining effective on the Settlement Date;

2.    as of the Pricing Time, the combination of the yield of the New Notes and the Total Exchange Consideration or Exchange Consideration for the applicable series of Existing Notes would result in the New Notes and such Existing Notes not being treated as “substantially different” under ASC 470-50 (the “Accounting Treatment Condition”);

3.    we issue at least (a) $3,000,000,000 aggregate principal amount of New 2052 Notes and (b) $750,000,000 aggregate principal amount of New 2062 Notes;

4.    the Yield Condition (for any applicable series of Existing Notes);

5.    no action or event shall have occurred, been threatened, no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree, injunction or regulatory comments shall have been issued, promulgated, enacted, entered, enforced or deemed to be applicable to such Exchange Offer or the exchange of Existing Notes for New Notes under such Exchange Offer by or before any court or governmental regulatory or administrative agency, authority, instrumentality or tribunal, including, without limitation, taxing authorities, that either:

(a)    challenges the making of such Exchange Offer or the exchange of Existing Notes for New Notes and cash under such Exchange Offer or might, directly or indirectly, be reasonably expected to prohibit, prevent, restrict or delay the scheduled Pricing Time or the consummation of, or might otherwise adversely affect in any manner, such Pricing Time, Exchange Offer or the exchange of Existing Notes for New Notes and cash under such Exchange Offer; or

(b)    in our reasonable judgment, could materially adversely affect our (or our subsidiaries’) business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects or impair the contemplated benefits to us of such Exchange Offer, the exchange of Existing Notes for New Notes under such Exchange Offer or the delivery of any cash amounts;

6.    nothing has occurred or may occur that would or might, in our reasonable judgment, be expected to prohibit, prevent, restrict or delay such Exchange Offer or delay the schedule Pricing Time or impair our ability to realize the anticipated benefits of such Exchange Offer;

7.    there shall not have occurred (a) any general suspension of or limitation on trading in securities in the United States securities or financial markets, whether or not mandatory, (b) any material adverse change in the prices of the Existing Notes, (c) a material impairment in the general trading market for debt securities, (d) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States, whether or not mandatory, (e) a material escalation or commencement of a war, armed hostilities, a terrorist act or other national or international calamity directly or indirectly relating to the United States, if the effect of any such event, in the Company’s reasonable judgment, makes it impracticable or inadvisable to proceed with such Exchange Offer, (f) any limitation, whether or not mandatory, by any governmental authority on, or other event in the Company’s reasonable judgment, having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, (g) any material adverse change in the securities or financial markets in the United States generally or (h) in the case of any of the foregoing existing at the time of the commencement of the Exchange Offers, a material acceleration or worsening thereof; and

8.    the applicable trustee under the indenture for the Existing Notes that are the subject of such Exchange Offer and the trustee with respect to the New Notes to be issued in the Exchange Offers, shall not have been directed by any holders of Existing Notes subject to such Exchange Offer to object in any respect to, nor take any action that could, in our reasonable judgment, adversely affect the consummation of such Exchange Offer or the exchange of Existing Notes for New Notes under such Exchange Offer, nor shall the any such trustee have taken any action that challenges the validity or effectiveness of the procedures used by us in making such Exchange Offer, the exchange of Existing Notes for New Notes under such Exchange Offer or the delivery of any cash amounts.

The Exchange Offer for any particular series of Existing Notes is further subject to the condition that acceptance of validly tendered series of Existing Notes with a higher acceptance priority level would not result in the issuance of the New 2052 Notes and 2062 Notes in excess of the New 2052 Notes Issue Cap or the New 2062 Notes Issue Cap, as applicable.

The Yield Condition

Notwithstanding any other provision in this prospectus to the contrary, if at the Pricing Time, the yield of the 30-year Reference UST Security, as set forth in the table below with respect to any series of Existing Notes, is less than the applicable minimum yield or is greater than the applicable maximum yield, to the extent such yield is specified in the table below, then we will not be obligated to accept for exchange, or issue the applicable series of New Notes in exchange for, any Existing Notes of such series tendered in the Exchange Offers.

Title of Security	Reference UST Security	Minimum Yield	Maximum Yield
Pool 1 Notes
4.875% Notes due 2043	1.625% due November 15, 2050	1.00%	2.40%
4.450% Notes due 2045	1.625% due November 15, 2050	1.00%	2.40%
4.250% Notes due 2047	1.625% due November 15, 2050	1.00%	2.40%
5.300% Notes due 2041	1.625% due November 15, 2050	1.00%	2.40%
5.200% Notes due 2039	1.625% due November 15, 2050	1.00%	2.40%
4.500% Notes due 2040	1.625% due November 15, 2050	1.00%	2.40%
3.700% Notes due 2046	1.625% due November 15, 2050	1.00%	2.40%
3.750% Notes due 2043	1.625% due November 15, 2050	1.00%	2.40%
3.750% Notes due 2045	1.625% due November 15, 2050	1.00%	2.40%
3.500% Notes due 2042	1.625% due November 15, 2050	1.00%	2.40%
4.100% Notes due 2037	1.625% due November 15, 2050	1.00%	2.40%
4.200% Notes due 2035	1.625% due November 15, 2050	1.00%	2.40%
3.450% Notes due 2036	1.625% due November 15, 2050	1.00%	2.40%
3.500% Notes due 2035	1.625% due November 15, 2050	1.00%	2.40%
Pool 2 Notes
3.950% Notes due 2056	1.625% due November 15, 2050	1.00%	2.40%
4.750% Notes due 2055	1.625% due November 15, 2050	1.00%	2.40%
4.500% Notes due 2057	1.625% due November 15, 2050	1.00%	2.40%
4.000% Notes due 2055	1.625% due November 15, 2050	1.00%	2.40%

The Accounting Treatment Condition and the Yield Condition have been satisfied for each series of Existing Notes subject to the Exchange Offers.

The foregoing conditions are for our sole benefit and may be asserted or waived by us, in whole or in part, on a series by series basis, in our absolute discretion, except as described below. Any determination made by us concerning an event, development or circumstance described or referred to above will be conclusive and binding, subject to challenge in a court of competent jurisdiction.

If any of the foregoing conditions are not satisfied, we may, on a series by series basis, at any time prior to the Expiration Time:

•	terminate such Exchange Offer and return all tendered Existing Notes subject to such Exchange Offer to the respective tendering holders;

•

modify, extend or otherwise amend such Exchange Offer and retain all tendered Existing Notes subject to such Exchange Offer until the Expiration Time, as extended, subject, however, to the withdrawal rights of holders; or

•

waive the unsatisfied conditions with respect to such Exchange Offer, except for the condition that the registration statement of which this prospectus forms a part has been declared effective by the SEC on or prior to the Expiration Time and remains effective on the Settlement Date, and accept all Existing Notes (subject to proration and the priorities described herein) tendered and not previously validly withdrawn pursuant to such Exchange Offer.

Additional Purchases of Existing Notes

We reserve the right, in our absolute discretion, to purchase or make offers to purchase any Existing Notes that remain outstanding subsequent to the Expiration Time and, to the extent permitted by applicable law, to purchase Existing Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offers. Any purchase or offer to purchase will be made in accordance with applicable law.

Certain Consequences to Holders of Existing Notes Not Tendering in the Exchange Offers

The following considerations, in addition to the other information described elsewhere herein or incorporated by reference herein, should be carefully considered by each holder of Existing Notes before deciding whether to tender Existing Notes pursuant to the Exchange Offers.

Limited Trading Market

Consummation of an Exchange Offer may have adverse consequences to holders of Existing Notes that are subject to such Exchange Offer who elect not to tender their Existing Notes in such Exchange Offer. In particular, the trading market for such Existing Notes that are not exchanged could become more limited than the existing trading market for such Existing Notes and could cease to exist altogether due to the reduction in the amount of such Existing Notes outstanding upon consummation of such Exchange Offer. Because of the acceptance priority levels, it is more likely that a reduction in the principal amount outstanding could occur with respect to a series of Existing Notes having a higher priority acceptance level. A more limited trading market for a particular series of Existing Notes might adversely affect the liquidity, market price and price volatility of such series of Existing Notes.

Treatment of Existing Notes Not Tendered in the Exchange Offers

Existing Notes not tendered and purchased in the Exchange Offers will remain outstanding. The terms and conditions governing the Existing Notes, will remain unchanged. No amendments to the indenture governing the Existing Notes are being sought. From time to time in the future, we or our subsidiaries may acquire Existing Notes that are not tendered in the Exchange Offers through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we or they may determine, which may be more or less than the price to be paid pursuant to the Exchange Offers and could be for cash or other consideration. Alternatively, we may repurchase any or all of the Existing Notes not purchased pursuant to the Exchange Offers at any time. We cannot assure you as to which, if any, of these alternatives (or combinations thereof) we or our subsidiaries may choose to pursue in the future.

Effect of Tender

Any tender by a holder, and our subsequent acceptance of that tender, of Existing Notes will constitute a binding agreement between that holder and us upon the terms and subject to the conditions of the applicable Exchange Offer described in this prospectus. The participation in an Exchange Offer by a tendering holder will constitute the agreement by that holder to deliver good and marketable title to the tendered Existing Notes, free and clear of any and all liens, restrictions, charges, pledges, security interests, encumbrances or rights of any kind of third parties.

Representations, Warranties and Covenants of Holders of Existing Notes

By tendering Existing Notes through the submission of an electronic acceptance instruction in accordance with the requirements of ATOP, each holder of Existing Notes, or the beneficial holder of Existing Notes on behalf of which the holder has tendered, will, subject to that holder’s ability to withdraw its tender, and subject to the terms and conditions of the applicable Exchange Offer generally, be deemed to represent, warrant, agree and undertake to:

1.    irrevocably sell, assign and transfer to or upon our order or the order of our nominee all right, title and interest in and to, and any and all claims in respect of or arising or having arisen as a result of the holder’s status as a holder of, all Existing Notes tendered thereby, such that thereafter the holder shall have no contractual or other rights or claims in law or equity against us or any fiduciary, trustee, fiscal agent or other person connected with the Existing Notes arising under, from or in connection with those Existing Notes;

2.    waive any and all rights with respect to the Existing Notes tendered thereby, including, without limitation, any existing or past defaults and their consequences in respect of those Existing Notes; and

3.    release and discharge us and the trustee with respect to the indenture for the Existing Notes from any and all claims that the holder may have, now or in the future, arising out of or related to the Existing Notes tendered thereby, including, without limitation, any claims that the holder is entitled to receive additional principal or interest payments with respect to the Existing Notes tendered thereby, other than accrued and unpaid interest on the Existing Notes or as otherwise expressly provided in this prospectus, or to participate in any redemption or defeasance of the Existing Notes tendered thereby.

In addition, for each holder of Existing Notes tendered in an Exchange Offer, the submission of an electronic acceptance instruction in accordance with the requirements of ATOP will be deemed to represent, warrant and agree that:

1.    it has received this prospectus;

2.    it is the beneficial owner (as defined below) of, or a duly authorized representative of one or more beneficial owners of, the Existing Notes tendered thereby, and it has full power and authority to tender, sell, assign and transfer the Existing Notes tendered thereby;

3.    the Existing Notes being tendered thereby were owned as of the date of tender, free and clear of any liens, charges, claims, encumbrances, interests and restrictions of any kind, and we will acquire good, indefeasible and unencumbered title to those Existing Notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind, when we accept the same;

4.    it will not sell, pledge, hypothecate or otherwise encumber or transfer any Existing Notes tendered thereby from the date of tender, and any purported sale, pledge, hypothecation or other encumbrance or transfer will be void and of no effect;

5.    it is not from or located in any jurisdiction where the making or acceptance of the Exchange Offers does not comply with the laws of that jurisdiction and is otherwise a person to whom it is lawful to make available this prospectus or to make the applicable Exchange Offer in accordance with applicable laws;

6.    it is not resident and/or located in the United Kingdom or, if resident and/or located in the United Kingdom, it is: (a) a person falling within the definition of investment professionals as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”); (b) a person falling within Article 43(2) or Articles 49(2)(a) to (d) of the Order; or (c) a person to whom this confidential offering memorandum and other documents or materials relating to the New Notes may otherwise lawfully be communicated in accordance with the Order;

7.    the New Notes are not intended to be offered, sold or otherwise made available to and are not being offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a “retail investor” means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of the EU Directive on Markets in Financial Instruments (2014/65/EU) (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in

Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the New Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the New Notes or otherwise making them available to any retail investor in the EEA may be unlawful. This prospectus has been prepared on the basis that any offer of New Notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus is not a prospectus for the purposes of the Prospectus Regulation;

8.    the New Notes are not intended to be offered, sold or otherwise made available to and are not being offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, a “retail investor” means a person who is one (or more) of (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (as amended, the “UK Prospectus Regulation”). Consequently no key information document required by the PRIIPs Regulation as it forms part of domestic law by virtue of the EUWA (as amended, the “UK PRIIPs Regulation”) for offering or selling the New Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the New Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus has been prepared on the basis that any offer of New Notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus is not a prospectus for the purposes of the UK Prospectus Regulation;

9.    if it is, located or resident, in Canada, such holder is an accredited investor, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and is a permitted client as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations, and such holder has completed, signed and submitted, or shall forthwith complete, sign and submit, a Canadian Eligibility Form in the form approved by the Company and in accordance with the procedures established by the Company;

10.    in evaluating the applicable Exchange Offer and in making its decision whether to participate in such Exchange Offer by the tender of Existing Notes, it has made its own independent appraisal of the matters referred to in this prospectus and in any related communications;

11.    the tender of Existing Notes shall constitute an undertaking to execute any further documents and give any further assurances that may be required in connection with any of the foregoing, in each case on and subject to the terms and conditions described or referred to in this prospectus;

12.    the submission of an electronic acceptance instruction in accordance with the requirements of ATOP shall, subject to a holder’s ability to withdraw its tender on or prior to the Expiration Time, and subject to the terms and conditions of the applicable Exchange Offer, constitute the irrevocable appointment of the Exchange Agent as its attorney and agent and an irrevocable instruction to that attorney and agent to complete and execute all or any forms of transfer and other documents at the discretion of that attorney and agent in relation to the Existing Notes tendered thereby in favor of us or any other person or persons as we may direct and to deliver those forms of transfer and other documents in the attorney’s and agent’s discretion and the certificates and other documents of title relating to the registration of Existing Notes and to execute all other documents and to do all other acts and things as may be in the opinion of that attorney or agent necessary or expedient for the purpose of, or in connection with, the acceptance of such Exchange Offer, and to vest in us or our nominees those Existing Notes;

13.    it has a net long position in the Existing Notes being tendered pursuant to the applicable Exchange Offer within the meaning of Rule 14e-4 under the Exchange Act, and the tender of such Existing Notes complies with Rule 14e-4;

14.    it understands that tenders with respect to a series of Existing Notes may be withdrawn by written notice of withdrawal or a properly transmitted “Request Message” through ATOP received by the Exchange Agent at any time on or prior to the Expiration Time. In the event of a termination of the Exchange Offer with respect to such series of Existing Notes, the Existing Notes tendered pursuant to such Exchange Offer will be credited to the account maintained at DTC from which such Existing Notes were delivered;

15.    it understands that tenders of Existing Notes pursuant to any of the procedures described in this prospectus and acceptance of such Existing Notes by the Company will constitute a binding agreement between holders and the Company upon the terms and subject to the conditions of the Exchange Offers. For purposes of the Exchange Offers, it understands that validly tendered Existing Notes will be deemed to have been accepted by the Company if, as and when the Company gives written notice thereof to the Exchange Agent;

16.    it has agreed to all of the terms of the Exchange Offers. All authority conferred or agreed to be conferred shall not be affected by, and shall survive, the death or incapacity of the holder, and any obligation of the holder hereunder shall be binding upon the heirs, executors, administrators, trustees in bankruptcy, personal and legal representatives, successors and assigns of the holder;

17.    it acknowledges that on submitting the required electronic instructions to DTC, it is deemed to agree that the relevant Existing Notes will be blocked in the relevant clearing system with effect from the date the relevant tender of Existing Notes is made until the earlier of (i) the time of settlement on the Settlement Date and (ii) the date on which the Exchange Offers of the relevant Existing Notes are terminated by the Company or on which such tender is withdrawn or revoked, in each case in accordance with the terms of this prospectus;

18.     it recognizes that under certain circumstances set forth in this prospectus, the Company may terminate or amend the Exchange Offers with respect to one or more series of Existing Notes or may postpone the acceptance for exchange of, or the exchange for, Existing Notes tendered or may not be required to exchange any of the Existing Notes tendered thereby;

19.    it understands that the delivery and surrender of any Existing Notes is not effective, and the risk of loss of the Existing Notes does not pass to the Exchange Agent, until receipt by the Exchange Agent of an Agent’s Message (as defined below) properly completed and duly executed, together with all accompanying evidences of authority and any other required documents in form satisfactory to the Company. All questions as to form of all documents and the validity (including time of receipt) and acceptance of tenders and withdrawals of Existing Notes will be determined by the Company, in its sole discretion, which determination shall be final and binding, subject to holders of Existing Notes disputing such determination in a court of competent jurisdiction; and

20.    it has observed the laws of all relevant jurisdictions, obtained all requisite governmental, exchange control or other required consents, complied with all requisite formalities and paid any issue, transfer or other taxes or requisite payments due from such holder, and not otherwise required to be paid by the Company pursuant to the Exchange Offers, in each respect in connection with any offer or acceptance, in any jurisdiction and that such holder has not taken or omitted to take any action in breach of the terms of the Exchange Offers or which will or may result in the Company or any other person acting in breach of the legal or regulatory requirements of any such jurisdiction in connection with the Exchange Offers or tender of Existing Notes in connection therewith.

The representations, warranties and agreements of a holder tendering Existing Notes will be deemed to be repeated and reconfirmed on and as of the Early Exchange Time, the Expiration Time and the Settlement Date. For purposes of this prospectus, the “beneficial owner” of any Existing Notes means any holder that exercises investment discretion with respect to those Existing Notes.

Absence of Appraisal and Dissenters’ Rights

Holders of the Existing Notes do not have any appraisal or dissenters’ rights in connection with the Exchange Offers.

Acceptance of Existing Notes for Exchange and Delivery of New Notes

On the Settlement Date, the New Notes to be issued in exchange for Existing Notes in the Exchange Offers, if consummated, will be delivered in book-entry form, and payment of any cash amounts will be made by deposit of funds with DTC, Clearstream or Euroclear, as applicable, which will transmit those payments to tendering holders.

We expressly reserve the right, in our sole discretion, to (1) extend or amend an Exchange Offer at any time, (2) waive any of the conditions to an Exchange Offer or (3) terminate an Exchange Offer in those situations in which a condition to an Exchange Offer is not satisfied or waived prior to the Expiration Time.

We will be deemed to accept Existing Notes that have been validly tendered by holders and that have not been validly withdrawn as provided in this prospectus (subject to the acceptance priority levels of each series of Existing Notes and the New Issue Cap) when, and if, we give oral or written notice of acceptance to the Exchange Agent. Following receipt of that notice by the Exchange Agent and subject to the terms and conditions of the Exchange Offers, delivery of the New Notes and any cash amounts will be made by the Exchange Agent on the Settlement Date. The Exchange Agent will act as agent for tendering holders of Existing Notes for the purpose of receiving Existing Notes and transmitting New Notes and cash as of the Settlement Date. If any tendered Existing Notes are not accepted for any reason described in the terms and conditions of the Exchange Offers, such unaccepted Existing Notes will be returned without expense to the tendering holders promptly after the expiration or termination of the Exchange Offers.

Procedures for Tendering

If you wish to participate in the Exchange Offers and your Existing Notes are held by a custodial entity such as a bank, broker, dealer, trust company or other nominee, you must instruct that custodial entity to tender your Existing Notes on your behalf pursuant to the procedures of that custodial entity. Please ensure you contact your custodial entity as soon as possible to give them sufficient time to meet your requested deadline. Beneficial owners are urged to appropriately instruct their bank, broker, custodian or other nominee at least five business days prior to the Early Exchange Time or the Expiration Time, as the case may be, in order to allow adequate processing time for their instruction.

To participate in the Exchange Offers, you must comply with the ATOP procedures for book-entry transfer described below prior to the Expiration Time or, in order to receive the Early Exchange

Premium, on or before the Early Exchange Time. We have not provided guaranteed delivery procedures in conjunction with the Exchange Offers. No letter of transmittal will be used in connection with the Exchange Offers. The valid electronic transmission of acceptance through ATOP shall constitute delivery of your Existing Notes in connection with the Exchange Offers.

If you wish to tender Existing Notes held on your behalf by a nominee with DTC, you must:

•	inform your nominee of your interest in tendering your Existing Notes pursuant to the applicable Exchange Offer; and

•	instruct your nominee to tender all Existing Notes you wish to be tendered in the Exchange Offers in accordance with the procedures described below.

For a holder to validly tender Existing Notes pursuant to the Exchange Offers, an Agent’s Message transmitted through DTC must be received by the Exchange Agent at or prior to the Expiration Time, and the Existing Notes must be transferred pursuant to the procedures for book-entry transfer described below and a Book-Entry Confirmation (as defined below) must be received by the Information Agent, in each case at or prior to the Expiration Time. In all cases, the exchange of Existing Notes tendered and accepted for exchange pursuant to the Exchange Offers will be made only after timely receipt by the Exchange Agent of:

•	a Book-Entry Confirmation with respect to such Existing Notes; and

•	an Agent’s Message transmitted through DTC.

Any acceptance of an Agent’s Message transmitted through ATOP is at the election and risk of the person transmitting such Agent’s Message and delivery will be deemed made only when actually received by the Exchange Agent. No documents should be sent to us, the trustee or the Dealer Managers.

The Exchange Agent will establish an account with respect to each series of Existing Notes at DTC for purposes of the Exchange Offers, and any financial institution that is a nominee in DTC, including Euroclear and Clearstream, may make book-entry delivery of Existing Notes by causing DTC to transfer such Existing Notes into the Exchange Agent’s account in accordance with the ATOP procedures for transfer. DTC will then verify the acceptance, execute a book-entry delivery to the Exchange Agent’s account at DTC and send an Agent’s Message to the Exchange Agent. The Agent’s Message, and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at or prior to the Expiration Time or at or prior to the Early Exchange Time in order to be eligible to receive the Total Exchange Consideration and Exchange Consideration, as applicable. The confirmation of a book-entry transfer into the Exchange Agent’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.” Delivery of documents to DTC does not constitute delivery to the Exchange Agent.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Exchange Agent and forming a part of the Book-Entry Confirmation, which states that DTC has received an express and unconditional acknowledgment from the participant in DTC described in such Agent’s Message, stating (i) the aggregate principal amount of Existing Notes that have been tendered by such participant pursuant to the Exchange Offers, (ii) that such participant has received the prospectus and agrees to be bound by the terms of the Exchange Offers as described in this prospectus and (iii) that we may enforce such agreement against such participant.

If you are a beneficial owner which holds Existing Notes through Euroclear or Clearstream and wish to tender your Existing Notes, you are encouraged to contact Euroclear and Clearstream directly to ascertain their procedure for tendering Existing Notes.

All questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered Existing Notes will be determined by us in our absolute discretion, which determination will be final and binding, subject to holders of Existing Notes disputing such determination in a court of competent jurisdiction. We reserve the absolute right to reject any and all tendered Existing Notes determined by us not to be in proper form or not to be tendered properly or any tendered Existing Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive, in our absolute discretion, any defects, irregularities or conditions of tender as to particular Existing Notes, whether or not waived in the case of other Existing Notes. Our interpretation of the terms and conditions of the Exchange Offers, including the terms and instructions in this prospectus, will be final and binding on all parties, subject to holders of Existing Notes disputing such determination in a court of competent jurisdiction. Unless waived, any defects or irregularities in connection with tenders of Existing Notes must be cured within the time we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Existing Notes, neither we, nor the Exchange Agent, the Information Agent, the Dealer Managers or any other person will be under any duty to give that notification or shall incur any liability for failure to give that notification. Tenders of Existing Notes will not be deemed to have been made until any defects or irregularities therein have been cured or waived.

Any holder whose Existing Notes have been mutilated, lost, stolen or destroyed will be responsible for obtaining replacement securities or for arranging for indemnification with the trustee of the Existing Notes. Holders may contact the Information Agent for assistance with these matters.

Withdrawal of Tenders

Tenders submitted in the Exchange Offers may be validly withdrawn at any time at or prior to 11:59 p.m., New York City time, on March 15, 2021, unless extended by us, but will thereafter be irrevocable except in the limited circumstances where additional withdrawal rights are required by law.

For a withdrawal of a tender to be effective, a written or facsimile transmission notice of withdrawal or a properly transmitted “Request Message” through ATOP must be received by the Exchange Agent prior to the Expiration Time. The withdrawal notice must:

1.

specify the name of the tendering holder of Existing Notes (or, if tendered by book-entry transfer, the name of the participant in the book-entry transfer facility whose name appears on the security position listing as the owner of such Existing Notes);

2.	bear a description, including the series, of the Existing Notes to be withdrawn;

3.	specify, in the case of Existing Notes tendered by delivery of certificates for those Existing Notes, the certificate numbers shown on the particular certificates evidencing those Existing Notes;

4.	specify the aggregate principal amount represented by those Existing Notes; and

5.

specify, in the case of Existing Notes tendered by delivery of certificates for those Existing Notes, the name of the registered holder, if different from that of the tendering holder, or specify, in the case of Existing Notes tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn Existing Notes.

Withdrawal of tenders of Existing Notes may not be rescinded, and any Existing Notes validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Exchange Offers. Validly withdrawn Existing Notes may, however, be re-tendered by again following one of the procedures described in “—Procedures for Tendering” on or before the Expiration Time or, in order to receive the Early Exchange Premium, on or before the Early Exchange Time.

Compliance with “Short Tendering” Rule

It is a violation of Rule 14e-4 (promulgated under the Exchange Act) for a person, directly or indirectly, to tender Existing Notes for his own account unless the person so tendering (a) has a net long position equal to or greater than the aggregate principal amount at maturity, of such Existing Notes being tendered and (b) will cause such Existing Notes to be delivered in accordance with the terms of the Exchange Offers. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

A tender of Existing Notes in the Exchange Offers under any of the procedures described above will constitute a binding agreement between the tendering holder and us with respect to such Exchange Offer upon the terms and subject to the conditions of such Exchange Offer, including the tendering holder’s acceptance of the terms and conditions of such Exchange Offer, as well as the tendering holder’s representation and warranty that (a) such holder has a net long position in such Existing Notes being tendered pursuant to such Exchange Offer within the meaning of Rule 14e-4 under the Exchange Act and (b) the tender of such Existing Notes complies with Rule 14e-4.

Exchange Agent; Information Agent

D.F. King & Co., Inc. has been appointed as the Exchange Agent and the Information Agent for the Exchange Offers. All correspondence in connection with the Exchange Offers should be sent or delivered by each holder of Existing Notes, or a beneficial owner’s commercial bank, broker, dealer, trust company or other nominee, to the Exchange Agent at the address listed on the back cover page of this prospectus. Questions concerning tender procedures and requests for additional copies of this prospectus should be directed to the Information Agent at the address and telephone numbers listed on the back cover page of this prospectus or to microsoft@dfking.com. Holders of Existing Notes may also contact their commercial bank, broker, dealer, trust company or other nominee for assistance concerning the Exchange Offers. We will pay the Exchange Agent and the Information Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

Dealer Managers

We have retained (i) Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC to serve as the Joint Lead Dealer Managers, (ii) Barclays Capital Inc. and Credit Suisse Securities (USA) LLC to serve as the Senior Co-Dealer Managers and (iii) Academy Securities, Inc., CastleOak Securities, L.P., Drexel Hamilton, LLC, Loop Capital Markets LLC, MFR Securities, Inc., Mischler Financial Group, Inc., Samuel A. Ramirez & Company, Inc. and Siebert Williams Shank & Co., LLC to serve as the Co-Dealer Managers. We will pay the Dealer Managers customary fees for soliciting acceptances of the Exchange Offers. The obligations of the Dealer Managers to perform their functions are subject to various conditions. We have agreed to indemnify the Dealer Managers against various liabilities, including various liabilities under the federal securities laws. The Dealer Managers may contact holders of Existing Notes by mail, telephone, facsimile transmission, personal interviews and otherwise may request broker dealers and the other nominee holders to forward materials relating to the Exchange Offers to beneficial holders. Questions regarding the terms of the Exchange Offers may be directed to the Dealer Managers at the addresses and telephone numbers listed on the back cover page of this prospectus. At any given time, the Dealer Managers or their affiliates may trade the Existing Notes or other of our securities for their own account or for the accounts of their customers and, accordingly, may hold a long or short position in the Existing Notes. To the extent that the Dealer Managers or their affiliates hold Existing Notes during the Exchange Offers, they may tender such Existing Notes in the Exchange Offers pursuant to the terms of the Exchange Offers.

From time to time in the ordinary course of business, the Dealer Managers and their affiliates have provided us and our affiliates with investment banking and other services for customary compensation. The Dealer Managers or their affiliates engage in commercial banking activities with us. One of our directors, Charles W. Scharf, is the Chief Executive Officer and President of Wells Fargo & Company (the parent of Wells Fargo Securities, LLC).

Other Fees and Expenses

We will bear the expenses of soliciting tenders of the Existing Notes. The principal solicitation is being made by electronic communications. Additional solicitations may, however, be made by e-mail, mail, facsimile transmission, telephone or in person by the Dealer Managers and the Information Agent, as well as by our officers and other employees and those of our affiliates.

Tendering holders of Existing Notes will not be required to pay any fee or commission to the Dealer Managers. If, however, a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, that holder may be required to pay brokerage fees or commissions.

DESCRIPTION OF THE NEW NOTES

For purposes of this section “Description of the New Notes”, the terms “we,” “us” and “our” refer to Microsoft Corporation (parent company only) and not to any of its subsidiaries. The terms of the New Notes will include those stated in our Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. The following is a summary of the material provisions of our Indenture. Because this is a summary, it may not contain all the information that is important to you. You should read the Indenture in its entirety. See “Where You Can Find More Information.” Capitalized terms used but not defined in this prospectus have the meanings assigned in the Indenture.

General

The New Notes will be issued in two series of debt securities under the indenture, dated as of May 18, 2009, between us and The Bank of New York Mellon Trust Company, N.A., as trustee, as supplemented by a supplemental indenture between us and The Bank of New York Mellon Trust Company, N.A., as trustee for the New Notes offered hereby (the “Indenture”). The New Notes will be our senior unsecured obligations and will rank equally with our other unsecured and unsubordinated debt from time to time outstanding.

The New 2052 Notes initially will be limited to up to $6,250,000,000 aggregate principal amount and the New 2062 Notes initially will be limited to up to $2,000,000,000 aggregate principal amount. The maturity date of the New 2052 Notes will be March 17, 2052 and the maturity date of the New 2062 Notes will be March 17, 2062. We may, at any time or from time to time, issue additional New Notes of each series of New Notes offered hereby without the consent of the holders of that series of New Notes, but we will not issue such additional New Notes unless they are fungible for U.S. federal income tax purposes with the relevant series of New Notes offered hereby.

The New Notes will be subject to legal defeasance and covenant defeasance as provided below under “—Discharge, Defeasance and Covenant Defeasance.”

The New Notes of each series will be issued in a form of one or more fully registered global securities, without coupons, in denominations of $2,000 in principal amount and integral multiples of $1,000 in excess thereof.

The New Notes will not benefit from any sinking fund.

Interest and Principal

The New Notes will bear interest from the first date any New Notes are issued (which we expect will be the Settlement Date), at a rate per annum equal to (a) the yield, rounded to three decimal places when expressed as a percentage and calculated in accordance with standard market practice, that corresponds to the bid-side price of the 30-year Reference UST Security as of the Pricing Time as displayed on the Bloomberg Government Pricing Monitor page FIT1 (or any recognized quotation source selected by the Company in its sole discretion if such quotation report is not available or is manifestly erroneous) plus (b) a fixed spread of 70 basis points (which translates to a per annum interest rate of 2.921%), in the case of the New 2052 Notes, and 82 basis points (which translates to a per annum interest rate of 3.041%), in the case of the New 2062 Notes, in each case, payable semi-annually in arrears on March 17 and September 17 of each year, commencing on September 17, 2021, to the persons in whose names the New Notes are registered at the close of business on the immediately preceding March 2 and September 2, respectively, whether or not that day is a business day.

General

We will pay the principal of and interest on each New Note to the registered holder in U.S. dollars in immediately available funds. Payment will be made upon presentation of the New Notes at the office or agency we maintain for this purpose currently at the trustee’s office located at 400 South Hope Street, Suite 500, Los Angeles, California 90071, Attention: Corporate Trust Administration – Microsoft Corporation; provided, however, that payment of interest may be made at our option by check mailed to the registered holder on the record date at such address as shall appear in the security register or by wire transfer of immediately available funds to an account specified in writing by such holder to us and the trustee prior to the relevant record date. Notwithstanding anything to the contrary in this prospectus, so long as the New Notes are in book-entry form, we will make payments of principal and interest through the trustee to DTC.

Interest payable on any interest payment date for a series of New Notes or the maturity date for that series of New Notes will be the amount of interest accrued from, and including, the next preceding interest payment date for that series of New Notes in respect of which interest has been paid or duly provided for (or from and including the original issue date, if no interest has been paid or duly provided for with respect to the New Notes of that series) to, but excluding, such interest payment date or maturity date, as the case may be. If any interest payment date falls on a day that is not a business day, the interest payment will be made on the next succeeding business day, and we will not be liable for any additional interest as a result of the delay in payment. If a maturity date falls on a day that is not a business day, the related payment of principal and interest will be made on the next succeeding business day, and no interest will accrue on the amounts so payable for the period from and after such date to the next succeeding business day. The term “business day” means any day, other than a Saturday or a Sunday, that is not a day on which banking institutions are authorized or obligated by law or executive order to close in New York City.

Optional Redemption

At any time prior to September 17, 2051 (in the case of the New 2052 Notes) and September 17, 2061 (in the case of the New 2062 Notes), we will have the right at our option to redeem the New Notes of such series, in whole or in part, at any time or from time to time, on at least 10 days’ but not more than 60 days’ prior notice mailed to the registered address of each holder of the New Notes of such series to be redeemed, at a redemption price, calculated by us, equal to the greater of (1) 100% of the principal amount of the New Notes of such series to be redeemed and (2) the sum of the present values of each remaining scheduled payment of principal and interest on New Notes of such series to be redeemed (assuming for such purposes the New 2052 Notes and the New 2062 Notes mature on September 17, 2051 and September 17, 2061, respectively) (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual (assuming a 360-day year consisting of twelve 30-day months) basis at the applicable Treasury Rate plus 12.5 basis points (in the case of the New 2052 Notes) and 12.5 basis points (in the case of the New 2062 Notes).

At any time on or after September 17, 2051 (in the case of the New 2052 Notes) and September 17, 2061 (in the case of the New 2062 Notes), we will have the right at our option to redeem the New Notes of such series, in whole or in part, on at least 10 days’ but not more than 60 days’ prior notice at any time at a redemption price equal to 100% of the principal amount of the New Notes of such series to be redeemed.

The redemption price for the New Notes will include, in each case, accrued and unpaid interest on the principal amount of the New Notes to be redeemed to the redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the series of New Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of the New Notes of such series (assuming for such purposes the New 2052 Notes and the New 2062 Notes mature on September 17, 2051 and September 17, 2061, respectively).

“Comparable Treasury Price” means, with respect to any redemption date (1) the arithmetic average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations or (2) if we obtain fewer than four such Reference Treasury Dealer Quotations, the arithmetic average of all such quotations for such redemption date.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC or their respective affiliates, which are primary U.S. government securities dealers in the United States of America and their respective successors plus two other primary U.S. government securities dealers in the United States of America designated by us; provided, however, that if any of the foregoing ceases to be a primary U.S. government securities dealer in the United States of America (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by us, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 3:30 p.m. (New York City time) on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated maturity (on a day count basis) of the applicable Comparable Treasury Issue, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date.

On and after a redemption date, interest will cease to accrue on the New Notes called for redemption or any portion of any series of the notes called for redemption (unless we default in the payment of the redemption price and accrued and unpaid interest). On or before the redemption date, we will deposit with the trustee money sufficient to pay the redemption price of and (unless the redemption date shall be an interest payment date) accrued and unpaid interest to the redemption date on the New Notes of such series to be redeemed on such date. If less than all of the New Notes of a series are to be redeemed, the New Notes of such series to be redeemed will be selected pursuant to applicable depositary procedures; provided, however, that no New Notes of a principal amount of $2,000 or less shall be redeemed in part.

Covenants

The Indenture sets forth limited covenants, including the covenant described below, that will apply to each series of New Notes. However, these covenants do not, among other things:

•	limit the amount of indebtedness or lease obligations that may be incurred by us and our subsidiaries;

•	limit our ability or that of our subsidiaries to issue, assume or guarantee debt secured by liens; or

•	restrict us from paying dividends or making distributions on our capital stock or purchasing or redeeming our capital stock.

Consolidation, Merger and Sale of Assets

The Indenture provides that we may consolidate with or merge with or into any other person, and may sell, transfer, or lease or convey all or substantially all of our properties and assets to another person; provided that the following conditions are satisfied:

•

we are the continuing entity, or the resulting, surviving or transferee person (the “Successor”) is a person organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and the Successor (if not us) will expressly assume, by supplemental indenture, all of our obligations under the New Notes and the Indenture;

•	immediately after giving effect to such transaction, no default or event of default under the Indenture has occurred and is continuing; and

•

if requested, the trustee receives from us, an officers’ certificate and an opinion of counsel that the merger, consolidation or transfer and such supplemental indenture, as the case may be, complies with the applicable provisions of the Indenture.

If we consolidate or merge with or into any other person or sell, transfer, lease or convey all or substantially all of our properties and assets in accordance with the Indenture, the Successor will be substituted for us in the Indenture, with the same effect as if it had been an original party to the Indenture. As a result, the Successor may exercise our rights and powers under the Indenture, and we will be released from all our liabilities and obligations under the Indenture and under the New Notes.

Any substitution of the Successor for us might be deemed for federal income tax purposes to be an exchange of the New Notes for “new” New Notes, resulting in recognition of gain or loss for such purposes and possibly certain other adverse tax consequences to beneficial owners of the New Notes. Holders should consult their own tax advisors regarding the tax consequences of any such substitution.

For purposes of this covenant, “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity.

Events of Default

Each of the following events are defined in the Indenture as an “event of default” (whatever the reason for such event of default and whether or not it will be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) with respect to the New Notes:

(1) default in the payment of any installment of interest on the New Notes for 30 days after becoming due;

(2) default in the payment of principal of or premium, if any, on the New Notes when it becomes due and payable at its stated maturity, upon optional redemption, upon declaration or otherwise;

(3) default in the deposit of any sinking fund payment, when and as due by the terms of the New Notes;

(4) default in the performance, or breach, of any covenant or agreement of ours in the Indenture with respect to the New Notes (other than as referred to in clause (1), (2) or (3) above), which continues for a period of 90 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the outstanding New Notes;

(5) we pursuant to or within the meaning of the Bankruptcy Law:

•	commence a voluntary case or proceeding;

•	consent to the entry of an order for relief against us in an involuntary case or proceeding;

•	consent to the appointment of a Custodian of us or for all or substantially all of our property;

•	make a general assignment for the benefit of our creditors;

•	file a petition in bankruptcy or answer or consent seeking reorganization or relief;

•	consent to the filing of such petition or the appointment of or taking possession by a Custodian; or

•	take any comparable action under any foreign laws relating to insolvency; or

(6) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

•	is for relief against us in an involuntary case, or adjudicates us insolvent or bankrupt;

•	appoints a Custodian of us or for all or substantially all of our property; or

•	orders the winding-up or liquidation of us (or any similar relief is granted under any foreign laws);

and the order or decree remains unstayed and in effect for 90 days.

“Bankruptcy Law” means Title 11, United States Code or any similar federal or state or foreign law for the relief of debtors.

“Custodian” means any custodian, receiver, trustee, assignee, liquidator or other similar official under any Bankruptcy Law.

If an event of default with respect to the New Notes (other than an event of default relating to certain events of bankruptcy, insolvency, or reorganization of us) occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in aggregate principal amount of the outstanding New Notes by notice to us and the trustee, may, and the trustee at the request of these holders will, declare the principal of and premium, if any, and accrued and unpaid interest on all the New Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. If an event of default relating to certain events of bankruptcy, insolvency, or reorganization of us occurs and is continuing, the principal of and premium, if any, and accrued and unpaid interest on the New Notes will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders.

The holders of not less than a majority in aggregate principal amount of the outstanding New Notes may rescind a declaration of acceleration and its consequences, if we have deposited certain sums with the trustee and all events of default with respect to the New Notes, other than the non-payment of the principal or interest which have become due solely by such acceleration, have been cured or waived, as provided in the Indenture.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the Indenture.

We are required to furnish the trustee annually a statement by certain of our officers to the effect that, to the best of their knowledge, we are not in default in the fulfillment of any of our obligations under the Indenture or, if there has been a default in the fulfillment of any such obligation, specifying each such default.

No holder of any debt securities of any series will have any right to institute any judicial or other proceeding with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy unless:

(1) an event of default has occurred and is continuing and such holder has given the trustee prior written notice of such continuing event of default with respect to the New Notes;

(2) the holders of not less than 25% of the aggregate principal amount of the outstanding New Notes have requested the trustee to institute proceedings in respect of such event of default;

(3) the trustee has been offered indemnity reasonably satisfactory to it against its costs, expenses and liabilities in complying with such request;

(4) the trustee has failed to institute proceedings 60 days after the receipt of such notice, request and offer of indemnity; and

(5) no direction inconsistent with such written request has been given for 60 days by the holders of a majority in aggregate principal amount of the outstanding New Notes.

The holders of a majority in aggregate principal amount of outstanding New Notes will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee with respect to the debt securities of that series or exercising any trust or power conferred to the trustee, and to waive certain defaults. The Indenture provides that if an event of default occurs and is continuing, the trustee will exercise such of its rights and powers under the Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the debt securities of a series unless they will have offered to the trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request.

Notwithstanding the foregoing, the holder of the New Notes will have an absolute and unconditional right to receive payment of the principal of and premium, if any, and interest on the New Notes and to institute suit for the enforcement of payment.

Modification and Waivers

Modification and amendments of the Indenture and the New Notes may be made by us and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding series of New Notes affected thereby; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding series of New Notes affected thereby:

•	change the stated maturity of the principal of, or installment of interest on, the New Notes;

•

reduce the principal amount of the New Notes or reduce the amount of the principal of the New Notes which would be due and payable upon a declaration of acceleration of the maturity thereof or reduce the rate of interest on the New Notes;

•	reduce any premium payable on the redemption of the New Notes or change the date on which the New Notes may or must be redeemed;

•	change the coin or currency in which the principal of, premium, if any, or interest on the New Notes is payable;

•	impair the right of any holder to institute suit for the enforcement of any payment on or after the stated maturity of the New Notes (or, in the case of redemption, on or after the redemption date);

•	reduce the percentage in principal amount of the outstanding New Notes, the consent of whose holders is required in order to take certain actions;

•	reduce the requirements for quorum or voting by holders of the New Notes in the Indenture or the New Notes;

•

modify any of the provisions in the Indenture regarding the waiver of past defaults and the waiver of certain covenants by the holders of the New Notes except to increase any percentage vote required or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of the New Notes affected thereby;

•

make any change that adversely affects the right to convert or exchange the New Notes or decreases the conversion or exchange rate or increases the conversion price of the New Notes, unless such decrease or increase is permitted by the terms of the New Notes; or

•	modify any of the above provisions.

We and the Trustee may, without the consent of any holders, modify or amend the terms of the Indenture and any series of New Notes with respect to the following:

•	to add to our covenants for the benefit of holders of the New Notes of all or any series or to surrender any right or power conferred upon us;

•

to evidence the succession of another person to, and the assumption by the successor of our covenants, agreements and obligations under, the Indenture pursuant to the covenant described under “—Covenants—Consolidation, Merger and Sale of Assets”;

•	to add any additional events of default for the benefit of holders of the New Notes of all or any series;

•	to add one or more guarantees for the benefit of holders of the New Notes;

•	to secure the New Notes pursuant to the covenants of the Indenture;

•	to add or appoint a successor or separate trustee or other agent;

•	to provide for the issuance of additional New Notes of any series;

•	to establish the form or terms of any series of New Notes as permitted by the Indenture;

•	to comply with the rules of any applicable securities depository;

•	to provide for uncertificated New Notes in addition to or in place of certificated New Notes;

•	to add to, change or eliminate any of the provisions of the Indenture in respect of one or more series of New Notes;

•	to cure any ambiguity, omission, defect or inconsistency; or

•	to change any other provision; provided that the change does not adversely affect the interests of the holders of any series of New Notes in any material respect.

The holders of at least a majority in aggregate principal amount of any series of the outstanding New Notes may, on behalf of the holders of all New Notes of that series, waive compliance by us with certain restrictive provisions of the Indenture. The holders of not less than a majority in aggregate principal amount of the outstanding New Notes of a series may, on behalf of the holders of all New Notes of that series, waive any past default and its consequences under the Indenture with respect to that series of New Notes, except a default (1) in the payment of principal or premium, if any, or interest on that series of New Notes or (2) in respect of a covenant or provision of the Indenture that cannot be modified or amended without the consent of the holder of each New Note of that series. Upon any such waiver, such default will cease to exist, and any event of default arising therefrom will be deemed to have been cured, for every purpose of the Indenture; however, no such waiver will extend to any subsequent or other default or event of default or impair any rights consequent thereon.

Book-Entry; Delivery and Form; Global Securities

Each series of New Notes will be issued in the form of one or more global securities, in definitive, fully registered form without interest coupons, each of which we refer to as a “global security.” Each such global security will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC in New York, New York for the accounts of participants in DTC.

We will not issue certificated securities to you for the New Notes you purchase, except in the limited circumstances described below. Each global security will be issued to DTC, which will keep a computerized record of its participants whose clients have purchased and beneficially own New Notes of a particular series. Each participant will then keep a record of its clients who have purchased and beneficially own New Notes of a particular series. Unless it is exchanged in whole or in part for a certificated security, a global security may not be transferred. DTC, its nominee and their successors may, however, transfer a global security as a whole to one another, and these transfers are required to be recorded on our records or a register to be maintained by the trustee.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Ownership of Beneficial Interests

Upon the issuance of each global security, DTC will credit, on its book-entry registration and transfer system, the respective principal amount of the individual beneficial interests represented by the global security to the accounts of participants. Ownership of beneficial interests in each global security will be limited to participants or persons that may hold interests through participants. Beneficial interests in a global security will be shown on, and transfers of beneficial interests in the global securities will be made only through, records maintained by DTC and its participants. When you purchase notes through the DTC system, the purchases must be made by or through a direct participant, which will receive credit for the notes on DTC’s records. When you actually purchase the New Notes, you will become its beneficial owner. Your ownership interest will be recorded only on the direct or indirect participants’ records. DTC will have no knowledge of your individual ownership of the notes. DTC’s records will show only the identity of the direct participants and the amount of the notes held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You should instead receive these from your direct or indirect participant. As a result, the direct or indirect participants are responsible for keeping accurate account of the holdings of their customers.

So long as DTC or its nominee is the registered holder and owner of a global security, DTC or such nominee, as the case may be, will be considered the sole legal owner of the New Notes represented by the global security for all purposes under the Indenture, the New Notes and applicable law. Except as set forth below, owners of beneficial interests in a global security will not be entitled to receive certificated New Notes and will not be considered to be the owners or holders of any New Notes represented by the global security. We understand that under existing industry practice, in the event an owner of a beneficial interest in a global security desires to take any actions that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action, and that participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in a global security will be able to transfer such interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the Indenture. Because DTC can only act on behalf of participants, who in turn act on behalf of others, the ability of a person having a beneficial interest in a global security to pledge that interest to persons that do not participate in the DTC system, or otherwise to take actions in respect of that interest, may be impaired by the lack of a physical certificate representing that interest.

All payments on the New Notes represented by a global security registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global security.

The trustee will wire payments on the New Notes to DTC’s nominee. The trustee and we will treat DTC’s nominee as the owner of each global security for all purposes. Accordingly, the trustee, any paying agent and we will have no direct responsibility or liability to pay amounts due on a global security to you or any other beneficial owners in that global security. Any redemption notices will be sent by us directly to DTC, which will, in turn, inform the direct participants (or the indirect participants), which will then contact you as a beneficial holder.

It is DTC’s current practice, upon receipt of any payment of principal, interest, redemption prices, distributions or liquidation amounts, to credit direct participants’ accounts proportionately on the payment date based on their holdings. In addition, it is DTC’s current practice to pass through any consenting or voting rights to such participants by using an omnibus proxy. Those participants will, in turn, make payments to and solicit votes from you, the beneficial owner of notes, based on their customary practices. Payments to you will be the responsibility of the participants and not of DTC, the trustee or our company.

Unless and until it is exchanged in whole or in part for certificated New Notes, each global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

We expect that DTC will take any action permitted to be taken by a holder of New Notes only at the direction of one or more participants to whose account the DTC interests in a global security are credited and only in respect of such portion of the aggregate principal amount of the New Notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the New Notes, DTC will exchange each global security for certificated New Notes, which it will distribute to its participants.

Although we expect that DTC will agree to the foregoing procedures in order to facilitate transfers of interests in each global security among participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of we, the Dealer Managers or the trustee will have any responsibility for the performance or nonperformance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The Indenture provides that the global securities will be exchanged for New Notes in certificated form of like tenor and of an equal principal amount, in authorized denominations in the following limited circumstances:

(i)	DTC notifies us that it is unwilling or unable to continue as depository or if DTC ceases to be eligible under the Indenture and we do not appoint a successor depository within 90 days;

(ii)	we determine that the New Notes will no longer be represented by global securities and execute and deliver to the trustee an order to such effect; or

(iii)	an event of default with respect to the New Notes will have occurred and be continuing.

These certificated New Notes will be registered in such name or names as DTC will instruct the trustee. It is expected that such instructions may be based upon directions received by DTC from participants with respect to ownership of beneficial interests in global securities.

The information in this section of this prospectus concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for this information.

Euroclear and Clearstream

If the depositary for a global security is DTC, you may hold interests in the global security through Clearstream Banking, société anonyme, which we refer to as “Clearstream,” or Euroclear Bank SA/ NV, as operator of the Euroclear System, which we refer to as “Euroclear,” in each case, as a participant in DTC. Euroclear and Clearstream will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream on the books of their respective depositaries, which in turn will hold such interests in customers’ securities in the depositaries’ names on DTC’s books.

Links have been established among DTC, Clearstream and Euroclear to facilitate the initial issuance of the New Notes sold outside of the United States and cross-market transfers of the notes associated with secondary market trading.

Although DTC, Clearstream and Euroclear have agreed to the procedures described below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the total ownership of each of the U.S. agents of Clearstream and Euroclear, as participants in DTC. When New Notes are to be transferred from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive New Notes against payment. After settlement, Clearstream or Euroclear will credit its participant’s account. Credit for the New Notes will appear on the next day (European time).

Because settlement is taking place during New York business hours, DTC participants will be able to employ their usual procedures for sending New Notes to the relevant U.S. agent acting for the benefit of Clearstream or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream or Euroclear participant wishes to transfer New Notes to a DTC participant, the seller will be required to send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer these New Notes against payment for them. The payment will then be reflected in the account of the Clearstream or Euroclear participant the following day, with the proceeds back-valued to the value date, which would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream or Euroclear participant’s account will instead be valued as of the actual settlement date.

You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the New Notes through Clearstream and Euroclear on the days when those clearing systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States.

Discharge, Defeasance and Covenant Defeasance

We may discharge certain obligations to holders of the New Notes of a series that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the trustee, in trust, funds in U.S. dollars in an amount sufficient to pay the entire indebtedness including the principal and premium, if any, and interest to the date of such deposit (if the New Notes have become due and payable) or to the maturity thereof or the redemption date of the New Notes of that series, as the case may be. We may direct the trustee to invest such funds in U.S. Treasury securities with a maturity of one year or less or in a money market fund that invests solely in short-term U.S. Treasury securities.

The Indenture provides that we may elect either (1) to defease and be discharged from any and all obligations with respect to the New Notes of a series (except for, among other things, obligations to register the transfer or exchange of the New Notes, to replace temporary or mutilated, destroyed, lost or stolen New Notes, to maintain an office or agency with respect to the New Notes and to hold moneys for payment in trust) (“legal defeasance”) or (2) to be released from our obligations to comply with the restrictive covenants under the Indenture, and any omission to comply with such obligations will not constitute a default or an event of default with respect to the New Notes of a series and clauses (4) and (7) under the heading “Events of Default” in the Indenture will no longer be applied (“covenant defeasance”). Legal defeasance or covenant defeasance, as the case may be, will be conditioned upon, among other things, the irrevocable deposit by us with the trustee, in trust, of an amount in U.S. dollars, or U.S. government obligations, or both, applicable to the New Notes of that series which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal or premium, if any, and interest on the New Notes on the scheduled due dates therefor.

If we effect covenant defeasance with respect to the New Notes of any series, the amount in U.S. dollars, or U.S. government obligations, or both, on deposit with the trustee will be sufficient, in the opinion of a nationally recognized firm of independent accountants, to pay amounts due on the New Notes of that series at the time of the stated maturity but may not be sufficient to pay amounts due on the New Notes of that series at the time of the acceleration resulting from such event of default. However, we would remain liable to make payment of such amounts due at the time of acceleration.

We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance will not cause the holders of the New Notes of that series to recognize gain or loss for federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option.

Trustee, Paying Agent and Security Registrar

The Bank of New York Mellon Trust Company, N.A. is the trustee, paying agent and security registrar for the notes offered hereby. The Bank of New York Mellon Trust Company, N.A. is a national banking association organized under and governed by the laws of the United States of America, and provides trust services and acts as indenture trustee for numerous corporate securities issuances, including for other series of debt securities of which we are the issuer.

Governing Law

The Indenture and the New Notes will be governed by and construed in accordance with the laws of the State of New York.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (each term as defined below) of the Exchange Offers and the ownership and disposition of any New Notes acquired in the Exchange Offers. This summary is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), proposed, temporary and final Treasury regulations promulgated under the Code, and administrative rulings and judicial decisions, in each case as of the date of this prospectus. These authorities are subject to differing interpretations and may be changed, perhaps retroactively, resulting in U.S. federal income tax consequences different from those discussed below. We have not obtained, nor do we intend to obtain, a ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary assumes that the Existing Notes are, and any New Notes will be, held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address other U.S. federal tax laws (such as Medicare contribution tax laws and estate and gift tax laws) or the tax considerations arising under the laws of any state, local or non-U.S. jurisdiction. In addition, this summary does not address all tax considerations that may be applicable to a particular holder’s circumstances or to holders that may be subject to special tax rules, including, without limitation, holders subject to the alternative minimum tax, banks, insurance companies or other financial institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of tax accounting for their securities holdings, U.S. Holders whose “functional currency” is not the U.S. dollar, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, partnerships or other pass-through entities for U.S. federal income tax purposes, holders holding the Existing Notes or the New Notes as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction, holders deemed to sell the Existing Notes or the New Notes under the constructive sale provisions of the Code, holders required to accelerate the recognition of any item of gross income with respect to the Existing Notes or the New Notes as a result of such income being recognized on an applicable financial statement, or subsequent purchasers of the New Notes.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of the Existing Notes or the New Notes that is, for U.S. federal income tax purposes: (i) a citizen or individual resident of the United States, (ii) a corporation, including any entity treated as a corporation for U.S. federal income tax purposes, created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust, if its administration is subject to the primary supervision of a U.S. court and one or more United States persons have the authority to control all substantial decisions of the trust, or if it has made a valid election under applicable Treasury regulations to be treated as a United States person.

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of the Existing Notes or the New Notes that is neither a U.S. Holder nor a partnership or other entity treated as a partnership for U.S. federal income tax purposes.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds the Existing Notes or the New Notes, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership holding the Existing Notes or the New Notes, you should consult your tax advisor regarding the tax consequences of the Exchange Offers and the ownership and disposition of any New Notes acquired in the Exchange Offers.

We believe, and the following discussion assumes, that the Existing Notes are, and the New Notes will be, treated as debt for U.S. federal income tax purposes.

This summary is for general information purposes only, and is not intended to be, and should not be construed to be, legal or tax advice to any particular holder. You are urged to consult your tax advisor with regard to the application of the U.S. federal income tax laws, as well as the application of non-income tax laws and the laws of any state, local or non-U.S. taxing jurisdiction, to your particular situation.

Tax Consequences to Exchanging U.S. Holders

Tax Consequences of the Exchange

Under general principles of U.S. federal income tax law, the modification of a debt instrument can give rise to an exchange under Section 1001 of the Code upon which gain or loss is realized if the modified debt instrument differs materially either in kind or in extent from the original debt instrument. In this regard, governing Treasury regulations (the “Modification Regulations”) provide that, as a general rule, an exchange occurs when, based on all the facts and circumstances and taking into account all changes in the terms of the debt instrument collectively (other than certain specified changes), the legal rights or obligations that are altered, and the degree to which they are altered, are economically significant (a “significant modification”). The Modification Regulations can apply to any modification of a debt instrument, regardless of the form of the modification, including an exchange of a new debt instrument for an existing debt instrument. Therefore, the Modification Regulations are relevant in determining the consequences of an exchange of Existing Notes for New Notes pursuant to the Exchange Offers.

Under the Modification Regulations, a change in yield of a debt instrument is a significant modification if the yield of the modified debt instrument varies from the yield on the unmodified instrument (determined as of the date of the modification) by more than the greater of (i) 25 basis points and (ii) 5 percent of the annual yield of the unmodified instrument. For this purpose, the yield of the modified debt instrument is the annual yield of a debt instrument with (i) an issue price equal to the adjusted issue price of the unmodified debt instrument on the date of the modification (increased by accrued but unpaid interest and decreased by payments made to the holder as consideration for the modification) and (ii) payments equal to the payments on the modified debt instrument from the date of the modification. The Modification Regulations also provide that, in general, a modification of a debt instrument that results in a material deferral of scheduled payments, including an extension of the final maturity date, is a significant modification. However, the Modification Regulations provide that a deferral is not a material deferral if the deferred payments are unconditionally payable no later than at the end of a safe harbor period which begins on the original due date of the first scheduled payment that is deferred and extends for a period equal to the lesser of (i) five years or (ii) 50% of the original term of the debt instrument.

We intend to take the position, and the following discussion assumes, that the exchange of Existing Notes for New Notes pursuant to the Exchange Offers will, in each case, constitute a significant modification under the Modification Regulations. Therefore, you will generally recognize gain or loss in full upon the exchange of Existing Notes for New Notes unless the exchange qualifies as a recapitalization for U.S. federal income tax purposes.

In order for the exchange to qualify as a recapitalization, the Existing Notes surrendered and the New Notes received must be treated as “securities” under the relevant provisions of the Code. Neither the Code nor the Treasury regulations define the term security. Whether a debt instrument is a security is based on all of the facts and circumstances, but most authorities have held that the term to maturity of the debt instrument is one of the most significant factors. In this regard, debt instruments with a term of ten years or more generally have qualified as securities, whereas debt instruments with a term of less than five years generally have not qualified as securities. Each series of Existing Notes had an initial term of more than ten years and the New Notes will have a term of more than ten years. Thus, although the matter is not free from doubt, we believe, and the following discussion assumes, that the Existing Notes and the New Notes would both be treated as securities and that the exchange of Existing Notes for New Notes will be treated as a recapitalization for U.S. federal income tax purposes. There can be no assurance, however, that the IRS will not challenge the treatment of the exchange of Existing Notes for New Notes as a recapitalization, and any such challenge, if successful, would generally result in consequences different than those described below. You should consult your tax advisor regarding the qualification of the exchange as a recapitalization for U.S. federal income tax purposes.

Upon the exchange of Existing Notes for New Notes pursuant to the Exchange Offers, you will, subject to the discussions under “—Early Exchange Premium” and “—Cash in Lieu of Fractional New Notes,” generally recognize gain (but not loss) equal to the lesser of (i) the amount of any gain realized on the exchange, computed in the manner described below, and (ii) cash received in the exchange (other than cash paid in respect of accrued and unpaid interest on the Existing Notes, the treatment of which is described below under “—Accrued and Unpaid Interest”). The gain, if any, realized on the exchange will equal the difference between (i) the sum of the “issue price” of the New Notes received (as described below under “—Issue Price of the New Notes”) and the cash received (other than cash paid in respect of accrued and unpaid interest on the Existing Notes), and (ii) your adjusted tax basis in the Existing Notes surrendered. Your adjusted tax basis in the Existing Notes will generally equal the amount paid therefor, increased by market discount, if any, previously included in income and reduced by any bond premium previously amortized. Subject to the discussions under “—Market Discount” and “—Early Exchange Premium,” any gain recognized in the exchange will be capital gain and will be long-term capital gain if you held the Existing Notes for more than one year prior to the date of the exchange. Long-term capital gains of non-corporate U.S. Holders (including individuals) are eligible for reduced rates of taxation. You will have an initial tax basis in the New Notes equal to your adjusted tax basis in the Existing Notes surrendered in the exchange, increased by any gain that you recognize in the exchange, and decreased by any cash received in the exchange (other than cash paid in respect of accrued and unpaid interest on the Existing Notes). In addition, your holding period for the New Notes will include your holding period for the Existing Notes surrendered in the Exchange Offers.

If you hold Existing Notes with differing tax bases and/or holding periods, the preceding rules must be applied separately to each identifiable block of Existing Notes.

Issue Price of the New Notes. The determination of the issue price of the New Notes will depend on whether the New Notes and/or the Existing Notes exchanged therefor are “publicly traded” for U.S. federal income tax purposes. If the New Notes are publicly traded, they generally will have an issue price equal to their fair market value on the date of issuance. We expect that the New Notes will be publicly traded, and, thus, that each series of New Notes will have an issue price equal to their fair market value on the date of issuance. If we determine that the New Notes are publicly traded for U.S. federal income tax purposes, we will make that determination as well as our determination of the fair market value of the New Notes available to holders in a commercially reasonable fashion, including by electronic publication, within 90 days of the date that the New Notes are issued.

Market Discount. You will be considered to have acquired an Existing Note with “market discount” if the stated principal amount of such Existing Note exceeded your initial tax basis for such Existing Note by more than a de minimis amount. If your Existing Notes were acquired with market discount, any gain recognized on the exchange of Existing Notes for New Notes will be treated as ordinary income (and will not receive capital gain treatment) to the extent of the market discount accrued during your period of ownership, unless you previously had elected to include market discount in income as it accrued for U.S. federal income tax purposes. Any accrued market discount on the Existing Notes that was not previously included in income (including in connection with the exchange) will generally carry over to the New Notes. The New Notes received will also be treated as acquired with market discount (including any accrued market discount described above) if their stated principal amount (or their issue price if the New Notes are issued with original issue discount as described below) exceeds your initial tax basis in such New Notes by more than a de minimis amount.

If you acquired your Existing Notes (other than at original issuance) for a price less than their stated principal amount, you should consult your tax advisor regarding the possible application of the market discount rules.

Early Exchange Premium. If you tender your Existing Notes on or before the Early Exchange Time, you will be eligible to receive the Early Exchange Premium. Although the U.S. federal income tax treatment of the receipt of the Early Exchange Premium is unclear, we intend to take the position, and this discussion assumes, that the Early Exchange Premium should be treated as additional consideration received in exchange for the Existing Notes. However, the IRS could take the position that the Early Exchange Premium instead should be treated as a separate fee that would be subject to tax as ordinary income. You are urged to consult your tax advisor with respect to the U.S. federal income tax treatment of the Early Exchange Premium.

Cash in Lieu of Fractional New Notes. If you receive cash in lieu of fractional amounts of New Notes, you will generally be treated as having received fractional New Notes corresponding to such fractional amounts pursuant to the Exchange Offers and then as having had those fractional New Notes sold for cash. As a result, you will generally recognize gain or loss on the receipt of cash in lieu of fractional New Notes, which gain or loss will generally be determined as described below under “—Tax Consequences of the Ownership of the New Notes—Sale, Exchange or Retirement of the New Notes.”

Accrued and Unpaid Interest. Any amount received pursuant to the Exchange Offers that is properly allocable to accrued and unpaid interest on an Existing Note will generally be includible in your gross income as ordinary interest income if such accrued interest had not been included previously in your gross income for U.S. federal income tax purposes.

Tax Consequences of the Ownership of the New Notes

Payments of Interest. Payments of stated interest on the New Notes will be taxed to you as ordinary income at the time the interest is paid or accrued in accordance with your method of accounting for U.S. federal income tax purposes.

Original Issue Discount. If the issue price of the New Notes of a series (as described above under “—Tax Consequences of the Exchange—Issue Price of the New Notes”) is less than their stated principal amount by more than a specified de minimis amount, such New Notes will be treated as issued with original issue discount (“OID”) in an amount equal to such difference. For these purposes, the discount will be considered to exceed the de minimis threshold if it is at least equal to 0.25% of the stated principal amount of the New Notes multiplied by the number of complete years to maturity from the issue date of the New Notes.

You must generally include OID in your gross income (as ordinary income) as it accrues (on a constant yield to maturity basis) over the term of a New Note without regard to your regular method of accounting for U.S. federal income tax purposes and in advance of the receipt of cash payments attributable to that income.

The amount of OID, if any, that you must include in income with respect to a New Note will generally equal the sum of the “daily portions” of OID with respect to the New Note for each day during the taxable year or portion of the taxable year in which you held such New Note (“accrued OID”). The daily portion is determined by allocating to each day in each “accrual period” a pro rata portion of the OID allocable to that accrual period. The “accrual period” for a New Note may be of any length and may vary in length over the term of the New Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period other than the final accrual period is an amount equal to the excess, if any, of (i) the product of the New Note’s adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (ii) the aggregate of all stated interest allocable to the accrual period. OID allocable to a final accrual period is the difference between the amount payable at maturity (other than a payment of stated interest) and the adjusted issue price of the New Note at the beginning of the final accrual period. The adjusted issue price of a New Note at the beginning of any accrual period is equal to its issue price, increased by the accrued OID, if any, for each prior accrual period (determined without regard to the amortization of any acquisition premium or amortizable bond premium, as discussed below). Under these rules, you generally will have to include in income increasingly greater amounts of OID in successive accrual periods.

If your initial tax basis in a New Note is greater than its issue price and less than or equal to its stated principal amount, the New Note will be considered to have been issued to you at an “acquisition premium.” Under the acquisition premium rules, the amount of OID that you must include in gross income with respect to the New Note for any taxable year will be reduced by the portion of the acquisition premium properly allocable to that year.

You may elect to treat all interest (including stated interest, OID or de minimis OID, and market discount or de minimis market discount, as adjusted by any acquisition premium or amortizable bond premium) on a New Note as OID and calculate the amount includible in gross income under the constant yield method described above. The election must be made for the taxable year in which you acquire the New Note, and may not be revoked without the consent of the IRS. You should consult your tax advisor about this election. This discussion assumes this election is not made.

Amortizable Bond Premium. If your initial tax basis in a New Note is greater than its stated principal amount, you will be considered to have acquired the New Note with “amortizable bond premium” and, in the case of any New Notes issued with OID, you will not be required to include any OID in income. You generally may elect to amortize the premium over the remaining term of the New Note on a constant yield method as an offset to interest when includible in income under your regular accounting method. However, because the New Notes may be redeemed by us prior to maturity at a premium, special rules apply that may reduce, eliminate or defer the amount of premium that you may amortize with respect to a New Note. You should consult your tax advisor about these special rules. If you do not elect to amortize the premium, that premium will decrease the gain or increase the loss you would otherwise recognize on maturity or disposition of the New Note. An election to amortize premium on a constant yield method will also apply to all other taxable debt instruments held or subsequently acquired by you on or after the first day of the first taxable year for which the election is made. Such an election may not be revoked without the consent of the IRS. You should consult your tax advisor about this election.

Market Discount. If your New Notes have market discount (see “—Tax Consequences of the Exchange— Market Discount” above), under the market discount rules, you will be required to treat any gain on the sale, exchange or retirement of such New Notes as ordinary income to the extent of the market discount that is treated as having accrued on such New Notes at the time of the sale, exchange or retirement, and which you have not previously included in income. Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the New Notes unless you elect to accrue on a constant interest method.

You may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case any gain recognized will not be recharacterized as ordinary income.

Sale, Exchange or Retirement of the New Notes. Unless a non-recognition provision applies, you will recognize taxable gain or loss upon a sale, exchange or retirement of a New Note in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received (less an amount equal to any accrued but unpaid stated interest, which will be taxed in the manner described above under “—Payments of Interest”) and (ii) your adjusted tax basis in the New Note. Your adjusted tax basis in a New Note will be your initial tax basis in the New Note, increased by any OID or market discount previously included in income, and reduced by any amortized bond premium.

Any gain or loss on the sale, exchange or retirement of a New Note will be capital gain or loss (although all or a portion of any recognized gain could be subject to ordinary income treatment if there is any accrued market discount on the New Note that has not been included in income at the time of the sale, exchange or retirement, as discussed above under “—Market Discount”) and will be long-term capital gain or loss if the New Note has a holding period of more than one year at the time of the sale, exchange or retirement. Long-term capital gains of non-corporate U.S. Holders (including individuals) are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Tax Consequences to Exchanging Non-U.S. Holders

The following discussion is a summary of certain U.S. federal income tax consequences that will apply to you if you are a Non-U.S. Holder who exchanges Existing Notes for New Notes pursuant to the Exchange Offers.

For purposes of the discussion below, any income or gain will be considered to be “U.S. trade or business income” if such income or gain is:

•	effectively connected with your conduct of a U.S. trade or business; and

•	if required by an applicable income tax treaty with the United States, attributable to a U.S. permanent establishment (or a fixed base) maintained by you in the United States.

Tax Consequences of the Exchange

Subject to the discussions under “—Early Exchange Premium” and “—Backup Withholding and Information Reporting—Non-U.S. Holders,” you will generally not be subject to U.S. federal income or withholding tax on any gain recognized on the exchange of Existing Notes for New Notes (which gain would be determined as described above under “—Tax Consequences to Exchanging U.S. Holders—Tax Consequences of the Exchange”) unless:

•	such gain is U.S. trade or business income; or

•	you are an individual who is present in the United States for 183 days or more in the taxable year in which the gain is realized and certain other conditions are met.

Regarding the first bullet above, a Non-U.S. Holder who realizes U.S. trade or business income with respect to the exchange generally will be subject to U.S. federal income tax on that income in the same manner as a U.S. Holder (see “—Tax Consequences to Exchanging U.S. Holders—Tax Consequences of the Exchange” above). In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of your effectively connected earnings and profits, subject to adjustments. If you are an individual Non-U.S. Holder described in the second bullet above, unless an applicable income tax treaty provides otherwise, you will generally be subject to a flat 30% U.S. federal income tax on any gain recognized, which may be offset by certain U.S. source losses.

Accrued and Unpaid Interest. Subject to the discussions under “—Backup Withholding and Information Reporting—Non-U.S. Holders” and “—Additional Withholding Requirements,” the portion of the amount paid pursuant to the Exchange Offers that is properly allocable to accrued but unpaid interest on the Existing Notes will not be subject to U.S. federal income or withholding tax under the “portfolio interest rule,” provided that:

•	the accrued interest is not U.S. trade or business income;

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on the Existing Notes is described in Section 881(c)(3)(A) of the Code; and

•

either (a) you provide your name and address on an applicable IRS Form W-8, and certify, under penalties of perjury, that you are not a United States person as defined under the Code or (b) you hold your Existing Notes through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations. Special certification rules apply to Non-U.S. Holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, the portion of the amount paid pursuant to the Exchange Offers that is properly allocable to accrued but unpaid interest on the Existing Notes will generally be subject to a 30% U.S. federal withholding tax, unless you provide the applicable withholding agent with a properly executed:

•	IRS Form W-8BEN or Form W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•

IRS Form W-8ECI (or other applicable form) stating that interest paid on the Existing Notes is not subject to withholding tax because it is U.S. trade or business income (as discussed in further detail below).

If the portion of the proceeds received by you that is properly allocable to accrued but unpaid interest on the Existing Notes is U.S. trade or business income, you will not be subject to the 30% U.S. federal withholding tax on such interest if you provide the applicable withholding agent with a properly executed IRS Form W-8ECI, as discussed above. Instead, you generally will be taxed on such interest in the same manner as a U.S. Holder (see “—Tax Consequences to Exchanging U.S. Holders—Tax Consequences of the Exchange—Accrued and Unpaid Interest” above). In addition, if you are a foreign corporation, you may be subject to an additional branch profits tax equal to 30% (or lower applicable income tax treaty rate) of your effectively connected earnings and profits, subject to adjustments.

Early Exchange Premium. As discussed above under “—Tax Consequences to Exchanging U.S. Holders—Tax Consequences of the Exchange—Early Exchange Premium,” although the U.S. federal income tax treatment of the Early Exchange Premium is uncertain, we intend to take the position that any Early Exchange Premium should be treated as part of the consideration received in exchange for the Existing Notes. However, if any Early Exchange Premium were to be treated as a separate fee, then such payment could be subject to U.S. federal withholding tax. You are urged to consult your tax advisor with respect to the U.S. federal income tax treatment of the Early Exchange Premium.

Tax Consequences of the Ownership of the New Notes

Payments of Interest. Subject to the discussions under “—Backup Withholding and Information Reporting—Non-U.S. Holders” and “—Additional Withholding Requirements,” U.S. federal withholding tax will not apply to any payment of interest (including any OID) on the New Notes, provided that you meet the requirements of the portfolio interest rule described above in “—Tax Consequences of the Exchange—Accrued and Unpaid Interest.”

If you cannot satisfy the requirements of the portfolio interest rule, payments of interest (including any OID) on the New Notes made to you will generally be subject to a 30% U.S. federal withholding tax, unless you provide the applicable withholding agent with a properly executed:

•	IRS Form W-8BEN or Form W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•	IRS Form W-8ECI (or other applicable form) stating that interest paid on the New Notes is not subject to withholding tax because it is U.S. trade or business income.

Sale, Exchange or Retirement of the New Notes. Subject to the discussion under “—Backup Withholding and Information Reporting—Non-U.S. Holders,” any gain realized upon the sale, exchange or retirement of a New Note will not be subject to U.S. federal income or withholding tax unless:

•	the gain is U.S. trade or business income, in which case the gain will be subject to tax as described below under “—Effectively Connected Interest and Gain”; or

•

you are an individual who is present in the United States for 183 days or more in the taxable year of that sale, exchange or retirement, and certain other conditions are met, in which case the gain (net of certain U.S. source capital losses) will be subject to a flat 30% tax, unless an applicable income tax treaty provides otherwise.

To the extent proceeds from the sale, exchange or retirement of a New Note represent accrued and unpaid stated interest, you will generally be subject to U.S. federal income tax with respect to such accrued and unpaid stated interest in the same manner as described above under “—Payments of Interest.”

Effectively Connected Interest and Gain. If any interest (including any OID) on, or gain realized upon the disposition of, the New Notes is U.S. trade or business income, you will be subject to U.S. federal income tax on that interest or gain on a net income basis (although you will be exempt from the 30% U.S. federal withholding tax on interest, provided the certification requirements discussed above are satisfied) in the same manner as if you were a U.S. Holder. In addition, if you are a foreign corporation, you may be subject to an additional branch profits tax equal to 30% (or lower applicable income tax treaty rate) of your effectively connected earnings and profits, subject to adjustments.

Backup Withholding and Information Reporting

U.S. Holders

Information reporting requirements will generally apply to payments of interest on the Existing Notes or the New Notes, any OID accruals on the New Notes, and proceeds from a disposition

(including a retirement or redemption) of the Existing Notes or the New Notes (unless, in each case, you are an exempt recipient such as a corporation). Backup withholding may apply to any payments described in the preceding sentence if you fail to provide a taxpayer identification number or a certification that you are not subject to backup withholding. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

Information returns generally will be filed in connection with the amount of interest (including any OID) paid to you with respect to the Existing Notes or the New Notes and the amount of tax, if any, withheld with respect to such payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to interest (including any OID) paid to you with respect to the Existing Notes or the New Notes, provided in each case that the applicable withholding agent does not have actual knowledge or reason to know that you are a United States person as defined under the Code, and you have provided a validly completed applicable IRS Form W-8 establishing that you are not a United States person (or you satisfy certain documentary evidence requirements for establishing that you are not a United States person).

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition (including a retirement or redemption) of the Existing Notes or the New Notes made within the United States or conducted through certain United States-related financial intermediaries, unless you certify to the payor under penalties of perjury that you are not a United States person as defined under the Code (and the payor does not have actual knowledge or reason to know that you are a United States person), or you otherwise establish an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% U.S. federal withholding tax may apply to any interest (including any OID) paid on the Existing Notes or the New Notes to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial U.S. beneficial owners of such entity (if any). If an interest payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Tax Consequences to Exchanging Non-U.S. Holders—Tax Consequences of the Exchange—Accrued and Unpaid Interest” and “—Tax Consequences to Exchanging Non-U.S. Holders—Tax Consequences of the Ownership of the New Notes—Payments of Interest,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax.

However, any debt instrument issued before July 1, 2014 is generally treated as a “grandfathered obligation” that is exempt from FATCA withholding (unless such debt instrument was the subject of a “significant modification” after such date). Accordingly, FATCA withholding is not expected to apply with respect to payments attributable to accrued and unpaid interest on the 5.200% Notes due 2039, the 4.500% Notes due 2040, the 5.300% Notes due 2041, the 3.500% Notes due 2042, the 3.750% Notes due 2043 and the 4.875% Notes due 2043. In addition, while withholding under FATCA would also have applied to payments of gross proceeds from a taxable disposition of the Existing Notes or the New Notes on or after January 1, 2019, proposed U.S. Treasury regulations (the preamble to which indicates that taxpayers may rely on the regulations pending their finalization) eliminate FATCA withholding on payments of gross proceeds entirely.

You should consult your tax advisor regarding these rules and whether they may be relevant to the exchange of the Existing Notes pursuant to the Exchange Offers and your ownership and disposition of the New Notes.

Non-Exchanging Holders

If you are a holder of Existing Notes that does not participate in the Exchange Offers, you will not recognize any gain or loss in respect of the Exchange Offers for U.S. federal income tax purposes.

NOTICES TO CERTAIN NON-U.S. HOLDERS

General

No action has been or will be taken in any non-U.S. jurisdiction that would permit a public offering of the New Notes or the possession, circulation or distribution of this prospectus or any material relating to us, the Existing Notes or the New Notes in any jurisdiction where action for that purpose is required. Accordingly, the New Notes offered in the exchange offers may not be offered, sold or exchanged, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the exchange offers may be distributed or published, in or from any such country or jurisdiction, except in compliance with any applicable rules or regulations of any such country or jurisdiction.

This prospectus does not constitute an offer to buy or sell or a solicitation of an offer to buy or sell either Existing Notes or New Notes in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such offer or solicitation under applicable securities laws or otherwise. The distribution of this prospectus in certain jurisdictions (including, but not limited to, Canada, the European Economic Area, the United Kingdom, the People’s Republic of China, Japan, Hong Kong, Singapore and Switzerland) may be restricted by law. Persons into whose possession this prospectus comes are required by us, the dealer managers and the exchange agent to inform themselves about, and to observe, any such restrictions. In those jurisdictions where the securities, blue sky or other laws require the exchange offers to be made by a licensed broker or dealer and the dealer managers or any of their affiliates is a licensed broker or dealer in any such jurisdiction, such exchange offers shall be deemed to be made by such dealer manager or such affiliate (as the case may be) on our behalf in such jurisdiction.

The New Notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. See ‘‘Description of the Exchange Offers—No Fractional Amounts of New Notes.’’ If, under the terms of the Exchange Offers, the aggregate principal amount of New Notes that any tendering holder is entitled to receive is not in a minimum denomination of $2,000 or an integral multiple of $1,000 in excess thereof, we will round downward the amount of the New Notes to $1,000 or the nearest integral multiple of $1,000 in excess thereof and pay the difference in cash.

Canada

The New Notes may be offered or sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Accordingly, holders of Existing Notes that are located or resident in Canada may only participate in and receive New Notes in the Exchange Offers if they satisfy these requirements. Any resale of the New Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this offering memorandum (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the purchasers are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with the Tender Offers and Solicitations.

Holders of Existing Notes that are located or resident in Canada must complete, sign and submit a Canadian Eligibility Form in the form approved by the Company and in accordance with the procedures established by the Company to confirm that they satisfy applicable Canadian securities law requirements and to provide certain additional information required for them to participate in the Exchange Offers.

European Economic Area

The New Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of MiFID II; or (ii) a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation. Consequently no key information document required by the PRIIPs Regulation for offering or selling the New Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the New Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

This prospectus has been prepared on the basis that any offer of New Notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus is not a prospectus for the purposes of the Prospectus Regulation.

United Kingdom

The New Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the EUWA; (ii) a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the UK Prospectus Regulation. Consequently no key information document required by the PRIIPs Regulation as it forms part of domestic law by virtue of the UK PRIIPs Regulation for offering or selling the New Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the New Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

This prospectus has been prepared on the basis that any offer of New Notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus is not a prospectus for the purposes of the UK Prospectus Regulation.

People’s Republic of China

This prospectus may not be circulated or distributed in the People’s Republic of China (‘‘PRC’’) and the New Notes may not be offered or sold, and will not be offered, sold or exchanged, directly or indirectly, to any resident of the PRC or to persons for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Japan

The New Notes have not been and will not be registered under the Securities and Exchange Law of Japan (the ‘‘Securities and Exchange Law’’) and no dealer manager may offer, sell or offer to exchange any New Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering, resale or re-exchange, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Hong Kong

The New Notes may not be offered, sold or exchanged by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to ‘‘professional investors’’ within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a ‘‘prospectus’’ within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the New Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to New Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to ‘‘professional investors’’ within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the exchange offers for the New Notes may not be circulated or distributed, nor may the New Notes be offered, sold or exchanged, or be made the subject of an offer to exchange, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the ‘‘SFA’’), (ii) to a relevant person, or any person pursuant to Section 275(IA), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the New Notes are exchanged under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(IA), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Singapore Securities and Futures Act Product Classification

Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, Microsoft has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the New Notes are ‘‘prescribed capital markets products’’ (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

Microsoft has not and will not register with the Swiss Financial Market Supervisory Authority (‘‘FINMA’’) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (‘‘CISA’’), and accordingly the New Notes being offered pursuant to this prospectus have not and will not be approved, and may not be licensable, with FINMA. Therefore, the New Notes have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the notes offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The notes may solely be offered to ‘‘qualified investors,’’ as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (‘‘CISO’’), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus and any other materials relating to the New Notes are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations.

VALIDITY OF THE NEW NOTES

The validity of the New Notes will be passed upon for us by Simpson Thacher & Bartlett LLP, Palo Alto, California, and, with respect to matters of Washington law, by Keith R. Dolliver, Esq. our Deputy General Counsel. Certain legal matters relating to the securities offered hereby will be passed upon for the Dealer Managers by Weil, Gotshal & Manges LLP, New York, New York.

Mr. Dolliver beneficially owns, or has the right to acquire, an aggregate of less than 0.01% of the common stock of Microsoft Corporation.

Weil, Gotshal & Manges LLP performs legal services for us from time to time.

EXPERTS

The financial statements incorporated in this Prospectus by reference from Microsoft Corporation’s Annual Report on Form 10-K for the fiscal year ended June 30, 2020, and the effectiveness of Microsoft Corporation’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim financial information for the periods ended December 31, 2020 and 2019 and September 30, 2020 and 2019, which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in Microsoft Corporation’s Quarterly Reports on Form 10-Q for the quarters ended December 31, 2020 and September 30, 2020, and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933, as amended (the “Securities Act”), for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet web site that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents that we file electronically with the SEC at http://www.sec.gov.

We also make available, free of charge, on or through our Internet web site (http://www.microsoft.com) our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements on Schedule 14A and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Please note, however, that we have not incorporated any other information by reference from our Internet web site, other than the documents listed in this prospectus under the heading “Incorporation of Certain Information by Reference.” In addition, you may request copies of these filings at no cost through our Investor Relations Department at: Microsoft Corporation, One Microsoft Way, Redmond, Washington 98052-6399, telephone: 800-285-7772 (U.S.) or (425) 706-4400 (international), e-mail: msft@microsoft.com.

We have filed with the SEC a registration statement on Form S-4 relating to the New Notes covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document.

ANNEX A

FORMULA TO DETERMINE THE TOTAL EXCHANGE CONSIDERATION AND

EXCHANGE CONSIDERATION

Definitions:

YLD	The exchange offer yield equals the sum of (i) the bid-side yield of the 30-year Reference UST Security set forth with respect to each series of Existing Notes on the front cover of this prospectus, as calculated by the Dealer Managers in accordance with standard market practice at the Pricing Time, as reported on the Bloomberg Government Pricing Monitor or any recognized quotation source selected by the Dealer Managers in their sole discretion if the Bloomberg Government Pricing Monitor is not available or is manifestly erroneous, plus (ii) the applicable fixed spread in basis points, expressed as a decimal number, set forth with respect to each series of Existing Notes on the front cover of this prospectus.

CPN	The contractual rate of interest payable on the Existing Note, expressed as a decimal number.

N	The number of semi-annual interest payments on the Existing Note, from, but not including, the expected Settlement Date to, and including, the applicable maturity date or par call date (as applicable).

S	The number of days from, and including, the semi-annual interest payment date immediately preceding the expected Settlement Date to, but not including, the expected Settlement Date. For the avoidance of doubt, if the Settlement Date is a semi-annual interest payment date for the Existing Note, S will equal zero for calculations of the Existing Note. The number of days is computed using the 30/360 day count method.

Summate. The term in the brackets to the right of the summation symbol is separately calculated “N” times (substituting for “k” in that term each whole number shown between 1 and N, inclusive), and the separate calculations are then added together.

exp	Exponentiate. The term to the left of “exp” is raised to the power indicated by the term to the right of “exp.”

Total Exchange Consideration	The price for each $1,000 principal amount of Existing Notes validly tendered prior to the Early Exchange Time and not validly withdrawn prior to the Expiration Time, to be paid in a combination of a principal amount of New Notes and cash. The Total Exchange Consideration includes the Early Exchange Premium. Each of the Total Exchange Consideration and the Cash Component of the Total Exchange Consideration will be rounded to the nearest cent.

Exchange Consideration	The price for each $1,000 principal amount of Existing Notes validly tendered after the Early Exchange Time but prior to the Expiration Time, to be paid in a combination of a principal amount of New Notes and cash. The Exchange Consideration is equal to the Total Exchange Consideration, minus the Early Exchange Premium. The Cash Component of the Exchange Consideration will be rounded to the nearest cent.

Cash Component	The portion of the Total Exchange Consideration or Exchange Consideration, as applicable, to be paid in cash.

Cash Payment Percent of Premium	The percent (as set forth with respect to each series of Existing Notes on the front cover of this prospectus) of the amount by which the Total Exchange Consideration (as calculated at the Pricing Time and in accordance with the formula set forth in this Annex A) exceeds $1,000 per $1,000 principal amount of such Existing Notes.

Early Exchange Premium	$30 principal amount of New 2052 Notes or $30 principal amount of New 2062 Notes, as applicable, for each $1,000 principal amount of Existing Notes validly tendered and not validly withdrawn prior to the Expiration Time.

TOTAL EXCHANGE CONSIDERATION =

For the avoidance of doubt, for the Existing Notes that have par call dates, if the applicable Exchange Offer Yield as determined in accordance with this prospectus is less than the contractual annual rate of interest, then such Total Consideration will be calculated based on the par call date; if the applicable Exchange Offer Yield as determined in accordance with this prospectus is higher than or equal to the contractual annual rate of interest, then such Total Consideration will be calculated based on the maturity date.

EXCHANGE CONSIDERATION = Total Exchange Consideration - Early Exchange Premium

CASH COMPONENT = Cash Payment Percent of Premium × (Total Exchange Consideration—$1,000)

ANNEX B

FINAL PRICING TERMS OF THE EXCHANGE OFFERS

Below are the pricing terms with respect to Microsoft’s offer to exchange (the “Pool 1 Offer”) the fourteen series of notes described in the table below (collectively, the “Pool 1 Notes”) for a new series of Microsoft’s 2.921% notes due March 17, 2052 (the “New 2052 Notes”) and a cash payment, as applicable. For each $1,000 principal amount of Pool 1 Notes validly tendered and not validly withdrawn prior to the Expiration Time and accepted by the Company, the following table sets forth the yield, the Total Exchange Consideration, the principal amount of the New 2052 Notes and the amount of the cash payment, as applicable:

Pool 1 Table
Title of Security	CUSIP Number	Acceptance Priority Level	Reference UST Security(1)	Fixed Spread (basis points)	Yield(2)	Early Exchange Premium(3)	Total Exchange Consideration(3)(4)	Principal Amount of New Notes(5)	Cash Payment(3)
4.875% Notes due 2043	594918AX2	1	30-year	+45	2.671%	$30	$1,367.81	$1,000.00	$367.81
4.450% Notes due 2045	594918BL7	2	30-year	+50	2.721%	$30	$1,304.37	$1,000.00	$304.37
4.250% Notes due 2047	594918CA0	3	30-year	+55	2.771%	$30	$1,268.30	$1,000.00	$268.30
5.300% Notes due 2041	594918AM6	4	30-year	+30	2.521%	$30	$1,432.59	$1,000.00	$432.59
5.200% Notes due 2039	594918AD6	5	30-year	+20	2.421%	$30	$1,407.16	$1,000.00	$407.16
4.500% Notes due 2040	594918AJ3	6	30-year	+25	2.471%	$30	$1,312.94	$1,000.00	$312.94
3.700% Notes due 2046	594918BT0	7	30-year	+52	2.741%	$30	$1,172.18	$1,000.00	$172.18
3.750% Notes due 2043	594918AU8	8	30-year	+45	2.671%	$30	$1,176.34	$1,000.00	$176.34
3.750% Notes due 2045	594918BD5	9	30-year	+45	2.671%	$30	$1,186.84	$1,000.00	$186.84
3.500% Notes due 2042	594918AR5	10	30-year	+35	2.571%	$30	$1,153.54	$1,000.00	$153.54
4.100% Notes due 2037	594918BZ6	11	30-year	+5	2.271%	$30	$1,236.37	$1,000.00	$236.37
4.200% Notes due 2035	594918BK9	12	30-year	-10	2.121%	$30	$1,252.63	$1,000.00	$252.63
3.450% Notes due 2036	594918BS2	13	30-year	-7	2.151%	$30	$1,164.75	$1,000.00	$164.75
3.500% Notes due 2035	594918BC7	14	30-year	-15	2.071%	$30	$1,166.48	$1,000.00	$166.48

(1)	The “30-year Reference UST Security” refers to the 1.625% U.S. Treasury Notes due November 15, 2050.
(2)

Reflects the bid-side yield of the 30-year Reference UST Security as of the Pricing Time of 2.221% plus the applicable Fixed Spread, calculated in accordance with the procedures set forth in this prospectus.

(3)	Per $1,000 principal amount of Pool 1 Notes.
(4)

Holders who validly tender Pool 1 Notes after the Early Exchange Time will not be eligible to receive the Early Exchange Premium of $30 principal amount of the New 2052 Notes for each $1,000 principal amount of Pool 1 Notes validly tendered and not withdrawn. For the avoidance of doubt, the $30 per $1,000 Early Exchange Premium is included within the Total Exchange Consideration and is not in addition to the Total Exchange Consideration.

(5)	Does not reflect any accrued and unpaid interest. The Company will pay accrued and unpaid interest on the Existing Notes up to, but not including, the Settlement Date.

B-1

Below are the pricing terms with respect to Microsoft’s offer to exchange (the “Pool 2 Offer”) the four series of notes described in the table below (collectively, the “Pool 2 Notes”) for a new series of Microsoft’s 3.041% notes due March 17, 2062 (the “New 2062 Notes”) and a cash payment, as applicable. For each $1,000 principal amount of Pool 2 Notes validly tendered and not validly withdrawn prior to the Expiration Time and accepted by Microsoft, the following table sets forth the yield, the Total Exchange Consideration, the principal amount of the New 2062 Notes and the amount of the cash payment, as applicable:

Pool 2 Table(1)
Title of Security	CUSIP Number	Acceptance Priority Level	Reference UST Security(2)	Fixed Spread (basis points)	Yield(3)	Early Exchange Premium(4)	Total Exchange Consideration(4)(5)	Principal Amount of New Notes(6)	Cash Payment(4)
3.950% Notes due 2056	594918BU7	1	30-year	+67	2.891%	$30	$1,231.73	$1,000.00	$231.73
4.750% Notes due 2055	594918BM5	2	30-year	+67	2.891%	$30	$1,401.56	$1,016.06	$385.50
4.500% Notes due 2057	594918CB8	3	30-year	+67	2.891%	$30	$1,354.97	$1,000.00	$354.97
4.000% Notes due 2055	594918BE3	4	30-year	+67	2.891%	$30	$1,236.52	$1,000.00	$236.52

(1)	The figures in this table reflect any optional adjustments of the Total Exchange Consideration as permitted under the terms and conditions in this prospectus.
(2)	The “30-year Reference UST Security” refers to the 1.625% U.S. Treasury Notes due November 15, 2050.
(3)

Reflects the bid-side yield of the 30-year Reference UST Security as of the Pricing Time of 2.221% plus the applicable Fixed Spread, calculated in accordance with the procedures set forth in this prospectus.

(4)	Per $1,000 principal amount of Pool 2 Notes.
(5)

Holders who validly tender Pool 2 Notes after the Early Exchange Time will not be eligible to receive the Early Exchange Premium of $30 principal amount of the New 2062 Notes for each $1,000 principal amount of Pool 2 Notes validly tendered and not withdrawn. For the avoidance of doubt, the $30 per $1,000 Early Exchange Premium is included within the Total Exchange Consideration and is not in addition to the Total Exchange Consideration.

(6)	Does not reflect any accrued and unpaid interest. The Company will pay accrued and unpaid interest on the Existing Notes up to, but not including, the Settlement Date.

The aggregate principal amount of Pool 1 Notes and Pool 2 Notes of each series that are accepted for exchange will be based on the order of acceptance priority for such series, as applicable, as set forth in the tables above, up to the New 2052 Notes Issue Cap and up to the New 2062 Notes Issue Cap, respectively. Holders who validly tender the Existing Notes after the Early Exchange Time but on or before the Expiration Time will only be eligible to receive the Exchange Consideration, which equals the Total Exchange Consideration minus the Early Exchange Premium as detailed in the tables above.

In addition to the principal amount of New Notes and applicable cash payment specified in the tables above, holders with Existing Notes that are accepted for exchange will receive a cash payment representing (i) all or a portion of the accrued and unpaid interest to, but not including, the Settlement Date, and (ii) amounts due in lieu of any fractional amounts of New Notes, in each case, as described in this prospectus.

B-2

The Exchange Agent for the Exchange Offers is:

D.F. King & Co., Inc.

By Regular, Registered or Certified Mail; Hand or Overnight Delivery: 48 Wall Street, 22nd Floor New York, New York 10005 Attention: Andrew Beck	By Facsimile Transmission (for Eligible Institutions Only): (212) 709-3328 Attention: Andrew Beck

For Confirmation by Telephone:

(212) 269-5552

The Information Agent for the Exchange Offers is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and brokers: (212) 269-5550

Toll Free: (877) 864-5060

Email: microsoft@dfking.com

Website: https://www.dfking.com/microsoft

Questions or requests for assistance related to the Exchange Offers or for additional copies of this prospectus may be directed to the Information Agent at its telephone numbers and address listed above.

You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offers.

The Joint Lead Dealer Managers for the Exchange Offers are:

Morgan Stanley	Wells Fargo Securities

1585 Broadway, 4th Floor New York, NY 10036 Toll Free: (800) 624-1808 Collect: (212) 761-1057 Attn: Liability Management Group	550 South Tryon Street, 5th Floor Charlotte, North Carolina 28202 Toll Free: (866) 309-6316 Collect: (704) 410-4756 Attn: Liability Management Group

The Senior Co-Dealer Managers for the Exchange Offers are:

Barclays	Credit Suisse

The Co-Dealer Managers for the Exchange Offers are:

Academy Securities	CastleOak Securities, L.P.	Drexel Hamilton	Loop Capital Markets
MFR Securities, Inc.	Mischler Financial Group, Inc.	Ramirez & Co., Inc.	Siebert Williams Shank